EXECUTION COPY

ASSET PURCHASE AGREEMENT

AMONG

MEDICAL TRANSCRIPTION BILLING, CORP.

as Purchaser,

AND

Orion Healthcorp, inc.

Medical BilLing Services, inc.

Rand Medical Billing, Inc.

RMI Physician Services COrpORATION

Western SKies Practice MAnagement, Inc.

Physicians Practice Plus Holdings, LLC

PhysicianS Practice Plus LLC

NEMS Acquisition LLC

NorthEast Medical Solutions, LLC

NEMS West Virginia, LLC

Integrated physician Solutions, INC.

VEGA Medical professionals, LLC,

Allegiance consulting associates, llc,

allegiance billing & consulting, llc

Debtors-in-Possession,

as Sellers

Dated as of May 4, 2018

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4.10	ERISA and Related Matters	15

4.11	Real Property	16

4.12	Validity of Contracts	16

4.13	Intellectual Property.	17

4.14	Authorization	17

4.15	No Conflict with Other Instruments or Agreements	17

4.16	Brokers or Finders	18

4.17	Taxes	18

4.18	Financial Information	19

Article 5 PURCHASER’S REPRESENTATIONS AND WARRANTIES.		19

5.1	Organization and Corporate Power	19

5.2	Authorization	19

5.3	No Conflict with Other Instruments or Agreements	19

5.4	Brokers or Finders	20

5.5	Funding	20

5.6	Adequate Assurance	20

5.7	Governmental or Regulatory Approvals	20

5.8	Legal Proceedings	20

5.9	Brokers	20

5.10	Solvency	20

5.11	Affiliation with Parmjit Parmar	21

Article 6 COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.		21

6.1	Conduct of Sellers’ Business Pending the Closing	21

6.2	Additional Covenants and Agreements of Sellers	22

6.3	Covenants and Agreements of Purchaser	23

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6.4	Bankruptcy Actions	24

6.5	Transition Services Agreement	28

6.6	Employment of Sellers’ Employees	28

6.7	Salaries and Benefits	29

6.8	ERISA	31

6.9	Reasonable Access to Records and Certain Personnel	31

6.10	Audited Financial Statements	31

6.11	Cure Amounts	32

Article 7 CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS.		32

7.1	Conditions Precedent	32

7.2	Court Approval Required	33

7.3	Consents to the Transactions	33

Article 8 CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.		34

8.1	Representations and Warranties; Performance	34

8.2	Orders	34

8.3	Purchaser’s Deliveries	34

8.4	No Termination	34

8.5	No Injunctions	34

Article 9 CLOSING.		34

9.1	Time, Place and Manner of Closing	34

9.2	Closing Deliveries of Sellers	35

9.3	Closing Deliveries of Purchaser	36

9.4	Transfer Taxes	36

9.5	Proration of Taxes and Charges	37

9.6	Consummation of Closing	37

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Article 10 TERMINATION OF AGREEMENT.		37

10.1	Termination Events	37

10.2	Break-Up Fee; Expense Reimbursement	38

10.3	Effect of Termination	39

10.4	Termination Procedure	39

Article 11 FURTHER ASSURANCES.		39

11.1	Separate Agreements Executed in Connection with Closing	39

11.2	Cooperation of the Parties After Closing	40

11.3	Payroll	40

Article 12 DEFINITIONS.		40

Article 13 MISCELLANEOUS PROVISIONS.		48

13.1	Nature and Survival of Representations and Warranties	48

13.2	Exhibits and Schedules	48

13.3	Assignment	48

13.4	Governing Law and Jurisdiction	48

13.5	Severability	49

13.6	Notices	49

13.7	Public Announcements; Confidentiality	49

13.8	Expenses	50

13.9	Third Parties	50

13.10	Time of the Essence	50

13.11	Construction	50

13.12	Counterparts; Electronic Signatures; Effectiveness of this Agreement	50

13.13	Remedies Cumulative	50

13.14	Entire Agreement; Amendment; Waiver	51

13.15	Disclaimer; Non-Recourse	51

13.16	Bulk Sales Laws	51

13.17	No Right of Set-Off	52

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of May 4, 2018, by and among Medical Transcription Billing, Corp., a Delaware corporation or an assignee acceptable to Sellers (hereinafter referred to as the “Purchaser”) and Orion Healthcorp, Inc., a Delaware corporation (“Orion”), MEDICAL BILLING SERVICES, INC., a Texas corporation, RAND MEDICAL BILLING, INC., a California corporation, RMI PHYSICIAN SERVICES CORPORATION, a Texas corporation, WESTERN SKIES PRACTICE MANAGEMENT, INC., a Colorado corporation, PHYSICIANS PRACTICE PLUS HOLDINGS LLC, a Delaware limited liability company, PHYSICIANS PRACTICE PLUS LLC, a Delaware limited liability company, NEMS ACQUISITION LLC, a Delaware limited liability company, NORTHEAST MEDICAL SOLUTIONS, LLC, a Pennsylvania limited liability company, NEMS WEST VIRGINIA, LLC, a Pennsylvania limited liability company, INTEGRATED PHYSICIAN SOLUTIONS, INC., a Delaware corporation, VEGA Medical professionals, LLC, a Delaware limited liability company, Allegiance consulting associates, llc, a New York limited liability company, allegiance billing & consulting, llc, a New York limited liability company (collectively, along with Orion, the “Sellers” and each, individually, a “Seller”).

RECITALS

A. Sellers are engaged primarily in providing revenue cycle management, practice management and group purchasing organization services for physicians in the United States (hereafter referred to as the “Target Business”, which definition excludes the Excluded Business).

B. Purchaser desires to purchase certain assets, constituting all or substantially all of the assets (other than those assets used exclusively in the Excluded Business) used by Sellers in the Target Business (the “Target Assets”, as more particularly defined in Section 1.1 of this Agreement) and Sellers desire to sell such Target Assets to Purchaser upon the terms and subject to the conditions set forth herein.

C. Sellers have commenced jointly administered cases (collectively, the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of New York (the “Bankruptcy Court”), thereby creating the estates (the “Bankruptcy Estates”) in accordance with Bankruptcy Code Section 541 et seq., and have continued in the possession of their assets and in the management of their business under Sections 1107 and 1108 of the Bankruptcy Code.

D. Sellers, subject to the receipt of any higher or better offer received by them for the Target Assets, desire to sell to Purchaser the Target Assets pursuant to the terms and conditions of this Agreement and Purchaser desires to so purchase and acquire such assets from Sellers (the “Acquisition”) in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

NOW THEREFORE, IN CONSIDERATION OF THE PROMISES MADE HEREIN, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES AGREE AS FOLLOWS:

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Article 1
PURCHASE OF TARGET ASSETS.

1.1 Purchase and Sale of Target Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers agree to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Sellers, for the Purchase Price hereinafter specified, all right, title and interest in and to the Target Assets (as defined below). The Target Assets shall be sold, conveyed, transferred, assigned, and delivered free and clear of all Encumbrances, except for Permitted Encumbrances. The “Target Assets” to be acquired by Purchaser hereunder shall be all the assets, properties, business and rights, of every kind and description (whether real, personal or mixed, tangible or intangible) and wherever situated, which are owned, used or held for use by Sellers as of the date hereof in connection with the Target Business, except for the Excluded Assets and, in any event, shall include, without limitation, all of the following assets, as such assets relate to the Target Business (collectively, the “Target Assets”):

1.1.1 all work in progress, accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing, which as of the date hereof includes those set forth on Schedule 1.1.2;

1.1.2 all rights of Sellers in, to and under the Assigned Contracts;

1.1.3 all rights of Sellers in the Intellectual Property material to the Target Business or that is used in the Target Business, a complete list of which is attached as Schedule 4.13, along with all income, royalties, damages and payments due or payable on or after the Closing Date (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof)(collectively “Transferred Intellectual Property”);

1.1.4 all Licenses set forth on Schedule 1.1.4, to the extent such Licenses are freely transferable (“Transferred Licenses”);

1.1.5 all records, data, know-how, software, and media content, whether in hard copy, digital, electronic or magnetic format or otherwise, including copies of all accounting and operating ledgers, asset ledgers, records, budgets, customer lists, customer account information, customer medical billing and accounts receivable information, information used for the performance of services for the customers, supplier lists, technical data, employee files, sales literature, advertising or promotional materials, web site software and content, research and development records, engineering records, systems and methods of supply, design, manufacture or distribution, referral sources, service and warranty records, correspondence, computer printouts, books, notes, files, and all other accounting and operating records and other operating and financial information and materials, in each case, to the extent related to the Target Business or Target Assets;

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1.1.6 all causes of action, judgments, claims and demands against third parties, whether known or unknown, except those described in Section 3.1.3 and Section 3.1.11;

1.1.7 the goodwill associated with the Target Assets and the Target Business as a going concern;

1.1.8 all insurance proceeds, claims and causes of action of any kind with respect to the Target Assets in each case relating to casualty losses occurring at any time prior to Closing, except as described in Sections 3.1.10 and 3.1.17.

1.1.9 all other assets, property, inventory and rights owned or held by Sellers and used in or necessary for the operation of the Target Business;

provided, however, that none of the Target Assets shall in any event be deemed to include any asset expressly designated as an Excluded Asset pursuant to Section 3.1.

1.2 Assumption of Certain Liabilities.

1.2.1 Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, Purchaser shall assume only the following liabilities (the “Assumed Liabilities”):

1.2.1.1 the obligations of Sellers under the Assigned Contracts to the extent such obligations are applicable to and accrue solely with respect to an Assigned Contract with respect to periods subsequent to the Effective Time; for the avoidance of doubt, Purchaser shall not be liable for any accounts payable for goods or services due prior to the Effective Time and such payables shall be the responsibility of Seller;

1.2.1.2 Taxes that relate to the ownership or operation of the Target Assets with respect to any Tax period beginning after the Closing Date;

1.2.1.3 the obligations of Sellers for any accrued and unused vacation or paid time off for the Hired Active Business Employees;

1.2.1.4 all Assumed Cure Amounts;

1.2.1.5 all Liabilities with respect to Transferred Licenses to the extent such Liabilities arise after the Closing Date;

1.2.1.6 all Liabilities arising from the ownership of the Target Assets or operation of the Target Business arising after the Closing Date; and

1.2.1.7 Taxes arising out of the ownership or operation of the Target Assets or the Target Business with respect to any Tax period (or portion thereof) beginning after the Closing Date.

Purchaser shall not assume, incur, guarantee, or otherwise be obligated with respect to any liability whatsoever of Sellers other than the Assumed Liabilities. With respect to any of the Assumed Liabilities, such assumption by Purchaser is for the benefit only of Sellers and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Purchaser that such party would not have against Sellers if this Agreement had not been consummated.

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1.2.2 Except as provided in Section 1.2.1, Purchaser does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of the Target Business or Sellers or any other Person, including, without limitation any Cure Amounts (other than the Assumed Cure Amounts), Indebtedness or other claim, liability, obligation or Tax arising out of the ownership or use of the Target Assets or circumstances or occurrences or the operations of the Target Business or transactions contemplated by this Agreement or Sellers or any other Person prior to the Closing Date and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”). Without limiting the foregoing and for the avoidance of doubt, the Assumed Liabilities shall in no event include, and the Excluded Liabilities shall include (but not be limited to), the Specifically Excluded Liabilities. The Excluded Liabilities shall remain the responsibility and obligation of Sellers after Closing, and Sellers shall pay and discharge all such liabilities as and when due.

1.2.3 For purposes of this Agreement, “Specifically Excluded Liabilities” means (i) Sellers’ liabilities or obligations under this Agreement; (ii) Sellers’ liabilities or obligations for any fees and expenses incident to or arising out of the consummation of the transactions contemplated hereby (including all transaction related bonuses or benefits payable to any officer, director, manager, employee, shareholder, member or Affiliate of Sellers); (iii) any liability or obligation of Sellers for Taxes for any taxable period or year, except as otherwise specifically provided in Section 9.4 or Section 9.5; (iv) Sellers’ liabilities or obligations with respect to Indebtedness; (v) liabilities or obligations of Sellers arising by reason of any violation or alleged violation of any Law; (vi) Sellers’ liabilities or obligations arising out of or related to any breach or alleged breach by any Seller of any Contract, in each case, regardless of when any such liability or obligation is asserted; (vii) Sellers’ liabilities or obligations for tort claims, known or unknown, and any related claims and litigation with respect to Sellers’ operation of the Target Business, whether arising prior to, on or after the Closing Date; (viii) Sellers’ liabilities or obligations relating to any other Action arising out of or in connection with Sellers’ conduct of the Target Business or otherwise (including the Actions set forth on Schedule 4.4), or any other conduct of Sellers or Sellers’ respective officers, directors, managers, employees, consultants, agents or advisors prior to the Closing; (ix) except as otherwise provided in Section 1.2.1, Sellers’ liabilities or obligations relating to employees, including, without limitation, any employees who are offered employment by Purchaser in accordance this Agreement but who decline to accept such offer (except for the obligations of Sellers for any accrued and unused vacation or paid time off for the Hired Active Business Employees); (x) any liabilities, obligations or responsibilities relating to or arising under any Benefit Plan, any “employee benefit plan” (as defined ERISA) or any other employee benefit plan, program or arrangement at any time maintained or contributed to by any Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any liability or potential liability; (xi) any liabilities or obligations with respect to any of the Excluded Assets (including the Excluded Business); (xii) any liability of Sellers to any Affiliate of any Seller (including any shareholder of such Affiliate); (xiii) any liability to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of Sellers; (xiv) any liability to distribute to any of shareholders, members or other securityholder of any Seller or otherwise apply all or any part of the consideration received hereunder, including any liability of Sellers arising as a result of the exercise by any of its shareholders or members of such Person’s right (if any) to dissent from the transactions contemplated hereby and seek appraisal rights; (xv) any liability under any Contract not included as an Assigned Contract, including any liability arising out of or relating to any employment or similar Contract to which any Seller is a party or otherwise bound; and (xvi) any other liability or obligation of Sellers not expressly assumed by Purchaser pursuant to Section 1.2.

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1.3 Assignment of Certain Contracts. At the Closing, Purchaser shall succeed to the rights and privileges of Sellers, and shall assume the express obligations of Sellers to the extent such obligations (A) are applicable to and accrue with respect to periods subsequent to the Effective Time and (B) are accompanied by a correlated duty of performance or payment on the part of the other parties thereto, pursuant to those Real Property Leases or Contracts of the Target Business that are shown as “Assigned Contracts” (along with the Cure Amount applicable to each such Assigned Contract) on Schedule 1.3 hereto (“Assigned Contracts”) as and in the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to Purchaser. Purchaser and Sellers, by mutual agreement, may amend Schedule 1.3 prior to the Sale Hearing; provided, that, Purchaser may remove any Assigned Contract from Schedule 1.3 prior to the Sale Hearing if it determines, in its sole discretion. Purchaser shall be responsible for the payment and satisfaction of all cure amounts as determined by the Bankruptcy Court pursuant to Section 365(b) of the Bankruptcy Code with respect to the Assigned Contracts (the “Cure Amounts”), but solely to the extent that a Cure Amount (i) is an Assumed Liability and (ii) does not exceed the corresponding Cure Amount set forth on Schedule 1.3 with respect to each such Assigned Contract (the “Assumed Cure Amounts”). Sellers shall be responsible for any other Cure Amounts.

1.4 Instruments of Conveyance, Assumption or Assignment. The sale, conveyance, transfer, assignment and delivery of the Target Assets, and the assumption of the Assigned Contracts and the Assumed Liabilities, as herein provided, shall be effected by bills of sale, assignments, deeds, consents, endorsements, drafts, stock powers or other instruments in such reasonable and customary form as shall be mutually agreed by Purchaser and Sellers, and Sellers shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers or other instruments and take such other actions as may be reasonably required to vest title to the Target Assets in Purchaser and otherwise effectuate the transactions contemplated by this Agreement.

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1.5 “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS MAKE NO (AND SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE TARGET ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE TARGET ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE TARGET ASSETS OR ANY OTHER ASSET WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY WHICH IS THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE VALUE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE TARGET ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE TARGET ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE TANGIBLE ASSETS, INVENTORY OR ANY OTHER PORTION OF THE TARGET ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE TARGET ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE TARGET ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE TARGET ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE TARGET ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE TARGET ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PURCHASER WILL ACCEPT THE TARGET ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY (I) CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, TREBLE DAMAGES OR DAMAGES FOR ANY LOST PROFITS OR BUSINESS, LOST BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR LOSS OF USE, (II) DAMAGES OR LOSSES BASED ON OR USING CALCULATION OF LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR DIMINUTION OF VALUE OR (III) DAMAGES BASED ON A MULTIPLE OF EARNINGS OR OTHER METRIC OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT.

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Article 2
PURCHASE PRICE.

2.1 Purchase Price. In consideration for the sale, conveyance, transfer, and delivery of the Target Assets, upon the terms and subject to the covenants and conditions set forth in this Agreement, Purchaser shall assume the Assigned Contracts and the Assumed Liabilities and Purchaser shall pay to Sellers the Purchase Price. Notwithstanding any provision hereof to the contrary, Purchaser and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts they are required to deduct and withhold pursuant to any provision of Law, including those related to Taxes. To the extent that amounts are so withheld by Purchaser under any provision of this Agreement, such withheld amounts (i) shall be remitted to the applicable Governmental Authority in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made. Assuming that the Sellers deliver all items described in Section 9.2, the Purchaser acknowledges that as of the date hereof, the Purchaser has no knowledge that withholding will be required pursuant to this Section 2.1.

2.2 Payment of the Purchase Price.

2.2.1 Within forty-eight (48) hours of the entry of a Bidding Procedures Order providing for the payment of a Break-up Fee and Expense Reimbursement as set forth in Section 6.4.2 below, Purchaser will execute and deliver to Sellers and an escrow agent mutually acceptable to Sellers and Purchaser (the “Escrow Agent”) an escrow agreement among Purchaser, Sellers and the Escrow Agent (the “Escrow Agreement”) and, upon execution and delivery of the Escrow Agreement by each of the other parties thereto, Purchaser will deliver to the Escrow Agent, pursuant to the terms of the Escrow Agreement, an amount equal to One Million U.S. Dollars ($1,000,000.00) in immediately available funds (the “Cash Deposit”). Any fees or costs payable to the Escrow Agent or in connection with the Escrow Agreement shall be divided evenly and payable one-half by Purchaser and one-half by Sellers. The Cash Deposit shall be held by the Escrow Agent in an interest-bearing account reasonably acceptable to Purchaser and Sellers. The Cash Deposit shall be held by the Escrow Agent and be released as follows:

2.2.1.1 If the Closing occurs, Sellers and Purchaser shall jointly instruct the Escrow Agent to, on the Closing Date, deliver the Cash Deposit, together with all accrued investment income thereon, by wire transfer of immediately available funds, to Sellers, as provided in Section 2.2.2.3 in accordance with the instructions provided to the Escrow Agent (and such amounts shall be applied as a credit toward the payment of the Purchase Price).

2.2.1.2 If this Agreement is terminated by Sellers pursuant to Section 10.1.6 and Sellers are not then in breach of Sellers’ obligations pursuant to this Agreement, the Escrow Agent shall deliver the Cash Deposit, together with all accrued investment income thereon, in accordance with the terms of the Escrow Agreement and if such deposit is delivered to, or becomes deliverable to, anyone other than Purchaser such deposit will constitute liquidated damages. Because it would be impractical and extremely difficult to determine the extent of any damages that might result from a breach of, or default under, this Agreement by Purchaser prior to the Closing, it is understood and agreed that such liquidated damages (in an amount equal to the Cash Deposit) represent Purchaser’s and Sellers’ reasonable estimate of actual damages, such liquidated damages do not constitute a penalty and such deposit will constitute Sellers’ sole and exclusive remedy for any breach of, or default under, this Agreement by Purchaser prior to the Closing.

2.2.1.3 If this Agreement is terminated for any reason other than as set forth in Section 2.2.1.2, the Escrow Agent shall deliver the Cash Deposit, together with all accrued investment income thereon, to Purchaser.

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2.2.2 At the Closing:

2.2.2.1 Purchaser shall make a cash payment, by wire transfer of immediately available funds to such account as Sellers shall designate, of the “Closing Payment” which shall equal the Purchase Price, minus (i) an amount equal to the Cash Deposit and any accrued investment income thereon.

2.2.2.2 The Escrow Agent shall transfer the Cash Deposit and any accrued investment income thereon to Sellers by wire transfer of immediately available funds to such account as Sellers shall designate.

2.3 Allocation of the Purchase Price. Sellers and Purchaser agree the Purchase Price and the Assumed Liabilities as well as any other items constituting a portion of the amount realized with respect to the sale of the Target Assets for Tax purposes (the “Allocable Consideration”) will be allocated among the Target Assets in a manner consistent with Section 1060 of the Tax Code and Treasury regulations promulgated thereunder. Purchaser will, no later than ninety (90) days following the Closing Date, prepare and deliver to Sellers a schedule setting forth the allocation of the Allocable Consideration in accordance with the preceding sentence (the “Allocation Schedule”). Sellers shall have fifteen (15) days to review and provide written comments to Purchaser with respect to the Allocation Schedule. If Sellers provide written comments to Purchaser in accordance with the preceding sentence, Purchaser and Sellers will endeavor for a period of not less than thirty (30) days to resolve any such comments. If Sellers do not provide written comments within such fifteen (15) day period or if Purchaser and Sellers resolve all such comments, (i) the Allocation Schedule, as revised, if applicable, shall be final and binding on the parties hereto, (ii) neither Purchaser nor any Seller will take any position that is contrary to or inconsistent with the Allocation Schedule for any Tax purpose, including with respect to any Tax Return (including amended Tax Returns) and (iii) in the event that the Allocation Schedule is disputed by any Governmental Authority, the party receiving notice of such dispute will promptly notify the other parties and the parties will consult in good faith as to how to resolve such dispute in a manner consistent with the agreed upon Allocation Schedule. Notwithstanding any provision of this Section 2.3 to the contrary, if Purchaser and Sellers are not able to resolve all written comments made by Sellers within the applicable fifteen (15) day period, each party shall be allowed to use that party’s own allocation of the Purchase Price and the Assumed Liabilities.

Article 3
EXCLUDED ASSETS.

3.1 Excluded Assets. The Target Assets to be acquired by Purchaser hereunder do not include the following (hereinafter referred to as the “Excluded Assets”):

3.1.1 any cash on hand, in banks, and any cash equivalents;

3.1.2 all of Seller’s interest in any Intellectual Property used exclusively in the Excluded Business;

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3.1.3 all claims, rights and causes of action of Sellers arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date) including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548, 549 or 551 of the Bankruptcy Code, and commercial tort claims;

3.1.4 Sellers’ rights under this Agreement (including the right to receive the Purchase Price) and under any of the ancillary agreements to be entered into in connection with the transactions contemplated hereby;

3.1.5 all shares of capital stock or other equity interests of Sellers or any of their Affiliates, all securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of Sellers or any of their Affiliates, and all securities owned and held by Sellers, whether equity or debt or a combination thereof;

3.1.6 all Tax Returns and Tax records of Sellers and their Affiliates;

3.1.7 all Tax refunds, credits, abatements or similar offsets against Taxes of Sellers and their Affiliates that relate to Specifically Excluded Liabilities;

3.1.8 all Tax attributes of the Sellers and its Affiliates;

3.1.9 the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Sellers or any of their Affiliates, any other books and records exclusively related to the Excluded Business and all personnel records or other records of the Sellers that are required by Law to be retained;

3.1.10 all claims arising on or prior to the Closing Date under any directors and officers liability insurance policies owned by Sellers;

3.1.11 all claims and causes of action arising on or before the Closing Date that Sellers have against any Affiliate, insider of any Seller or any third party (and any recovery on account thereof), including rights of recoupment and avoidance, except to the extent that such claims or causes of action (i) may constitute a counterclaim, defense, offset, or recoupment right with respect to affirmative claims (if any) that such third party may assert against Purchaser or its Affiliates, (ii) arise under any rights under warranties (express or implied), representations and guarantees made by any third party to Sellers in connection with the Target Assets or the Target Business, (iii) arise under the Assigned Contracts assumed and assigned to Purchaser, (iv) arise under any Transferred Licenses, or (v) relate to the Target Assets; provided, however, nothing in this Section 3.1.10 shall in any event be deemed to eliminate from the Excluded Assets any other asset expressly designated as such pursuant to this Article 3;

3.1.12 professional retainers paid by Sellers;

3.1.13 any letters of credit or similar financial accommodations issued to any third party(ies) for the account of Sellers;

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3.1.14 all customer deposits which as of the date hereof are as set forth on Schedule 3.1.13;

3.1.15 any assets related exclusively to the Excluded Business;

3.1.16 all Benefit Plans, and any other “employee benefit plan” (as defined in ERISA) or any other employee benefit plan, program or arrangement, including, in each case, any underlying assets, agreements, policies and rights in connection therewith;

3.1.17 all insurance policies (except to the extent relating to the Target Assets), all directors and officers liability insurance policies and errors and omissions insurance policies and all rights to assert claims with respect to any such policies; all unearned insurance premiums and all accrued insurance refunds or rebates; all unearned insurance premiums and all accrued insurance refunds or rebates;

3.1.18 all Contracts that are not Assigned Contracts, all Licenses that are not Transferred Licenses and all Intellectual Property that is not Transferred Intellectual Property and all Contracts, Licenses and Intellectual Property that have terminated or expired prior to the Closing in the Ordinary Course of Business;

3.1.19 any documents or communications of Sellers that are subject to Sellers’ attorney-client privilege and/or the work-product immunity doctrine;

3.1.20 those assets, if any, listed on Schedule 3.1.20.

3.2 Purchaser Agreement. Purchaser expressly agrees and understands that Sellers shall not sell, assign, transfer, convey or deliver to Purchaser any of the Excluded Assets.

Article 4
SELLERS’ REPRESENTATIONS AND WARRANTIES.

As a material inducement to Purchaser to enter into this Agreement and purchase the Target Assets, each of the Sellers, jointly and severally, warrants and represents to Purchaser on the date hereof:

4.1 Organization and Corporate Power.

4.1.1 Each Seller is duly formed, validly existing and in good standing under the laws of the state of its formation. Each Seller is in good standing and qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to do so has not had and would not cause a Material Adverse Effect. A listing of each such jurisdiction for each Seller is set forth on Schedule 4.1.1. Except as a result of the commencement of the Bankruptcy Cases, each Seller has all requisite power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Sellers have made available to Purchaser true, complete and correct copies of the charters and governing documents of each Seller, as currently in effect.

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4.1.2 Except for the Excluded Business, no Seller is engaged in any business other than the Target Business. None of the Target Business is conducted by any Person other than Sellers, and none of the Target Assets is owned or held by any Person other than Sellers.

4.2 Title and Related Matters. Except as set forth on Schedule 4.2, and excluding Real Property (which is governed by Section 4.11 below), Sellers own and have good and marketable title to all Target Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and there exists no material restriction on the use or transfer of such property. All of the tangible assets included in the Target Assets have been maintained in a commercially reasonable manner consistent with national industry practice, are in operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used and proposed to be used.

4.3 Necessary Property. The Target Assets constitute all property (of any type, whether tangible or intangible) and property rights now used in the conduct of the Target Business as currently conducted by Sellers (except with respect to the Excluded Business). Upon the Closing, good and marketable title to the Target Assets and the rights under the Assigned Contracts shall be vested in Purchaser free and clear of all Encumbrances (other than Permitted Encumbrances).

4.4 Litigation. Except as set forth on Schedule 4.4 and except for the Bankruptcy Cases, (a) there is no suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Governmental Authority or grand jury investigation, or other action (any of the foregoing, “Action”) pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, that would cause a Material Adverse Effect, other than any Action that is stayed by operation of Section 362(a) of the Bankruptcy Code; (b) (i) as of the date hereof, there is no Action pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, and, (ii) as of the Closing Date, there will be no Action pending or, to the Knowledge of Sellers, threatened against Sellers, the Target Business, any of the Target Assets or Assumed Liabilities, challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby, other than any Action that is stayed by operation of Section 362(a) of the Bankruptcy Code; and (c) (i) as of the date hereof, no Seller is currently subject to any material judgment, order, writ, injunction, or decree of any court or other Governmental Authority (“Order”) that would apply to the Purchaser or Purchaser’s operation of the Target Business from and after the Closing, other than Orders of general applicability or any Order that is stayed by operation of Section 362(a) of the Bankruptcy Code, and, (ii) as of the Closing Date, no Seller will be subject to any material Order that would apply to the Purchaser or Purchaser’s operation of the Target Business from and after the Closing, other than Orders of general applicability or any Order that is stayed by operation of Section 362(a) of the Bankruptcy Code.

4.5 Insurance. To the Knowledge of Sellers and except as would not cause a Material Adverse Effect, (i) Sellers’ insurance policies covering or relating to the properties or operations of Sellers are in full force and effect (with respect to the applicable coverage periods), and (ii) no Seller is in default with respect to any of its obligations under any of such insurance policies.

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4.6 Absence of Certain Changes.

4.6.1 Except as set forth on Schedule 4.6.1, since the Petition Date, no Seller has taken or allowed to occur any of the following actions or events, or agreed or committed, in writing or otherwise, to do or allow to occur any of such actions or events and no such events have occurred:

4.6.1.1 To the Knowledge of Sellers, the termination of any Contract related to the Target Business, except for any termination pursuant to the express terms of any such agreement permitting termination for convenience after a specified notice period (and, for clarification, not for cause or in connection with a breach or default by the other party thereto);

4.6.1.2 Any sale or other disposition of any material assets used in or related to the Target Business; or

4.6.1.3 The damage or destruction by fire or other casualty of any material asset used in or related to the Target Business, or any part thereof, if such asset has not been replaced or repaired.

4.6.2 Except as set forth on Schedule 4.6.2, no Seller has received written or verbal notice of breach or termination of any Assigned Contract, except for any termination pursuant to the express terms of any such agreement permitting termination for convenience after a specified notice period (and, for clarification, not for cause or in connection with a breach or default by the other party thereto).

4.7 Compliance with Laws.

4.7.1 Neither the execution of this Agreement nor the Closing will constitute or result in any default, breach or violation under or with respect to any (i) Applicable Laws, (ii) the provisions of any material permits, franchises, or licenses issued by any Governmental Authority, or (iii) the provisions of each Seller’s organizational documents (collectively, clauses (i) through (iii), the “Legal Requirements”), except with respect to any default, breach or violation under or with respect to any Legal Requirements which would not, individually or in the aggregate, be material to the Sellers, when taken as a whole. To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that constitutes or result directly in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Legal Requirement, except with respect to any violation or failure to comply with Legal Requirements which would not, individually or in the aggregate, be material to the Sellers, when taken as a whole. Except as set forth on Schedule 4.7.1, no Seller has received any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial, corrective or response action of any nature, except with respect to any actual, alleged or potential violation of, or failure to comply with, any Legal Requirements or obligations to undertake, or bear all or any portion of costs of any remedial, corrective or response action of any nature which would not, individually or in the aggregate, be material to the Sellers, when taken as a whole.

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4.7.2 Each material authorization, license or permit required to conduct the Target Business as the same is presently conducted is listed on Schedule 4.7.2 (the “Material Permits”), and is valid and in full force and effect. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or material violation of any such Material Permit.

4.7.3 To the Knowledge of Sellers, none of the Sellers or any officer, director, manager, member, agent, employee or independent contractor of the Sellers, in the scope of their employment or engagement with Sellers, has submitted any claims for reimbursement that are in material violation of, nor has engaged in any activity that is in material violation of (i) the federal Medicare or federal or state Medicaid statutes, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (ii) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), (iii) criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), (iv) the federal health care program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) (criminal penalties for acts involving Federal health care programs), commonly referred to as the “Federal Anti-Kickback Statute,” or (v) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”), or related regulations or other related or similar Applicable Laws (collectively, “Healthcare Laws”), including, without limitation, the following:

4.7.3.1 making or causing to be made a materially false statement or representation in any application for any benefit or payment;

4.7.3.2 making or causing to be made a materially false statement or representation for use in determining rights to any benefit or payment;

4.7.3.3 soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any federal health care program, or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under any federal health care program;

4.7.3.4 offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such Person (A) to refer an individual to a person for the furnishing or arranging of any item or service for which payment may be made in whole or in part under a federal health care program, or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part under a federal health care program; or

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4.7.3.5 any other activity that materially violates any Legal Requirements, relating to prohibiting fraudulent, abusive or unlawful practices directly connected with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any federal health care program.

4.7.4 Except as set forth on Schedule 4.7.5, to the Knowledge of Sellers, each Seller, to the extent the following is applicable, (i) is, and in the past three (3) years have been, in all material respects in compliance with HIPAA and the HITECH Act and comparable state privacy and data security Laws applicable to the Sellers as business associates; (ii) has used and disclosed, and uses and discloses, Protected Health Information (as defined in 45 C.F.R. § 160.103), to the extent applicable as business associates, in material compliance with any limitations set forth in its customer or payor agreements; and (iii) performs its functions, activities and services in material compliance with the limitations set forth in HIPAA, the HITECH Act, and applicable state privacy and data security Laws (to the extent not preempted by federal Law) to the extent applicable as business associates.

4.7.5 Except as set forth on Schedule 4.7.6, the Sellers have not received, in the past three (3) years, any written notice from any Governmental Authority or any other Person regarding any actual or suspected material violation of, or failure to materially comply with, HIPAA, the HITECH Act or applicable state privacy and data security Laws to the extent applicable as business associates. To the Knowledge of Sellers, no breach has occurred with respect to any unsecured Protected Health Information maintained by the Sellers that is subject to the notification requirements of 45 C.F.R. part 164, Subpart D, and no information security or privacy breach event has occurred that would require notification under any comparable state Laws applicable to the Sellers as business associates. Except as set forth on Schedule 4.7.6, with regard to compliance with HIPAA, the HITECH Act, or applicable state privacy and data security Laws, the Sellers have no obligation to undertake, or to bear all or any portion of the cost of, any mitigation, notifications or any remedial, corrective or response action of any nature. The services and products provided by the Sellers materially comply with HIPAA, the HITECH Act and applicable state privacy and data security Laws to the extent applicable.

4.8 Transactions with Related Persons; Outside Interests. To the Knowledge of Sellers, no Seller nor any director, manager, officer or employee of such Seller is a party to any Assigned Contract, or has any interest in any of the Target Assets, except as specifically disclosed on Schedule 4.8.

4.9 Officers, Directors, Managers, Employees, Consultants and Agents; Compensation.

4.9.1 Set forth on the Disclosure Statement of Private Information previously provided to Purchaser is a complete list of: (i) all Active Business Employees and Non-Active Business Employees, and (ii) all current paid operating consultants providing services to the Target Business; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive, bonus or deferred payments owing to such persons but not yet paid, the date of employment of each such person. No Seller has any employees (active or other) employed in the Target Business outside of the United States.

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4.10 ERISA and Related Matters. Schedule 4.10 identifies each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or otherwise contributed to by Sellers or with respect to which Sellers otherwise have any liability and each material plan, arrangement, or policy, qualified or non-qualified, whether or not written or considered legally binding, not subject to ERISA maintained or otherwise contributed to by Sellers or with respect to which Sellers otherwise have any liability and providing for pension, thrift, savings, retirement, profit sharing, deferred compensation, bonuses, stock option, stock purchase, phantom stock, incentive compensation, equity compensation, “fringe” benefits, vacation, severance, disability, medical, hospitalization, dental, life, accidental death and dismemberment, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity, family leave, child care, education or cafeteria plan benefits, or employee insurance coverage or any similar compensation or welfare benefit arrangement including, without limitation, any voluntary employees’ beneficiary associations or related trusts (each a “Benefit Plan” and, collectively, the “Benefit Plans”). Schedule 4.10 identifies each (i) any employee benefit plan subject to Title IV of ERISA or Section 412 of the Tax Code, or (ii) a Multiemployer Plan, in each case that is currently maintained or contributed to by the Sellers, its Affiliates, or any members of Seller’s current or former “Controlled Group” (within the meaning of Sections 414(b), (c), (m) or (o) of the Tax Code) (“ERISA Affiliates”), or which could reasonably be expected to result in any Liability to the Purchaser as a result of the purchase of the Target Assets. Each Benefit Plan has been maintained, funded and administered at all times substantially in compliance with its terms and all Applicable Laws, including ERISA and the Tax Code, applicable to such Benefit Plan, except where the failure to do so would not cause a Material Adverse Effect. Each Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA that is intended to be a qualified plan under section 401(a) has received a favorable determination letter or opinion letter (a copy of which has been provided to Purchaser), each related trust has been determined to be exempt from taxation under Section 501(a) of the Tax Code, and nothing has occurred that could reasonably be expected to cause the loss of such qualification or exemption. Other than as required by Applicable Laws, no Sellers have any obligation to provide any benefits in the nature of severance pay or any post-retirement medical, health, life insurance or other post-retirement welfare benefits for retired or terminated employees, their spouses or their dependents. No representations have been made to any current or former employee of any Seller or its Affiliates with respect to benefits to be provided under a Benefit Plan that are materially inconsistent with the terms of such Benefit Plan. Except as disclosed on Schedule 4.10, the consummation of the transactions contemplated by this Agreement will not either alone or in connection with another event (i) entitle any current or former employee of the Sellers to severance pay, or any other similar payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, or (iii) give rise to the payment of any amount that could subject (whether alone or in connection with another payment) a current or former employee of the Sellers to tax penalties under Section 4999 of the Tax Code.

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4.11 Real Property.

4.11.1 Schedule 4.11.1 contains a complete and accurate list of all of the Real Property leased or otherwise occupied by any Seller as tenant (collectively, the “Real Property Leases”), which Real Property Leases are without modification (written or oral) except as set forth in Schedule 4.11.1. True, accurate and complete copies of all documents comprising the Real Property Leases (including any and all exhibits, amendments, supplements and other modifications thereto) have been delivered to Purchaser prior to the date hereof. Except as set forth in Schedule 4.11.1, a Seller holds a valid leasehold interest in each Real Property Lease, and each Real Property Lease is in full force and effect and is enforceable against such Seller and, to the Knowledge of Sellers, the applicable lessor(s) in accordance with its terms.

4.11.2 Except as set forth on Schedule 4.11.2: (i) the Real Property subject to a Real Property Lease is in good condition and repair consistent with its present use and is available for immediate use in the conduct of the Target Business; (ii) to the Knowledge of Sellers, no condemnation or eminent domain proceeding has been commenced against the Real Property nor is any such proceeding under consideration for commencement of any condemnation or eminent domain proceeding; (iii) no Person (other than Sellers) is in possession of any portion of the Real Property.

4.12 Reserved.

4.13 Intellectual Property.

4.13.1 Schedule 4.13 lists all Transferred Intellectual Property, which includes all Intellectual Property material to the Target Business that is used in the Target Business, specifying whether such Transferred Intellectual Property is owned, controlled, used or held (under license or otherwise) by Sellers, and also indicating which of such Transferred Intellectual Property is registered. No Seller has any rights to Intellectual Property used in the Target Business that is not included in the Transferred Intellectual Property, except as excluded by Article 3. No Seller has granted any license or made any assignment of any Transferred Intellectual Property, and to the Knowledge of Sellers, no other person or entity has any right to use any such Transferred Intellectual Property. No Seller or its Subsidiaries have sent or received any written notice or correspondence alleging infringement, misappropriation or other violation of, or invalidity or lack of enforceability of, any Transferred Intellectual Property rights. To the Knowledge of Sellers, no Person is infringing upon any material Transferred Intellectual Property of such Seller and its Subsidiaries.

4.14 Authorization. Each Seller has, and on the Closing Date will have, full power, authority and legal right to execute and deliver this Agreement and all other agreements contemplated hereby to which such Seller is a party, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders. Except as set forth on Schedule 4.14 and subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, no approvals or consents of any other persons, entity or governmental authority having jurisdiction are necessary in connection with the execution, delivery, and performance of each Seller’s obligations under this Agreement. This Agreement and all other agreements contemplated hereby, when executed and delivered by each Seller, and, subject to the Bankruptcy Court’s entry of the Bankruptcy Orders, will constitute the legal, valid and binding obligation of each such Seller, enforceable against it in accordance with its and their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

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4.15 No Conflict with Other Instruments or Agreements. Except as set forth on Schedule 4.15, the consummation by each Seller of the transactions contemplated by this Agreement will not result in or constitute: (i) a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of the Seller; (ii) to the Knowledge of Sellers, a default or an event that, with the giving of notice or lapse of time, or both, would constitute a material default, breach, or violation of any Assigned Contract to which such Seller is a party or by which such Seller or any of its property is bound; (iii) to the Knowledge of Sellers, the violation of any Law; (iv) to the Knowledge of Sellers, an event that would permit any counter party to terminate any Assigned Contract or to accelerate the maturity of any Indebtedness or other obligation of the Seller; or (v) to the Knowledge of Sellers, the creation or imposition of any Encumbrance on any of the assets of the Sellers (including the Target Assets); except in the case of clauses (ii), (iii), (iv) and (v) for defaults, breaches, violations, terminations, accelerations, liens, charges or encumbrances that (x) are excused by the Bankruptcy Court or the applicability of any provision of the Bankruptcy Code or (y) are set forth on Schedule 4.15.

4.16 Brokers or Finders. Except as set forth on Schedule 4.16, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers that are payable by the Purchaser.

4.17 Taxes. Except as set forth on Schedule 4.17, and in each case, with respect to the Target Business and the Target Assets, there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Target Assets.

4.18 Financial Information. Sellers have provided to Purchaser unaudited financial information related to the Target Business, to the extent available to Sellers as of the date of this Agreement.

Article 5
PURCHASER’S REPRESENTATIONS AND WARRANTIES.

As a material inducement to Sellers to enter into and perform its obligations under this Agreement, Purchaser represents and warrants to Sellers on the date hereof:

5.1 Organization and Corporate Power. Purchaser is duly formed, validly existing and in good standing under the laws of the state of its formation. Purchaser is in good standing and qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Purchaser has all requisite power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. Purchaser has made available to Sellers true, complete and correct copies of the charter and governing document of Purchaser, as currently in effect.

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5.2 Authorization. The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all necessary company action of Purchaser, and except as set forth on Schedule 5.2, no approvals or consents of any other Person or Governmental Authority having jurisdiction are necessary in connection with it. This Agreement and each such other agreement, when executed and delivered by Purchaser, will constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors’ rights generally and judicial limits on equitable remedies.

5.3 No Conflict with Other Instruments or Agreements. The consummation by Purchaser of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with the giving of notice or lapse of time, or both, would constitute a default, breach, or violation of the organizational documents of Purchaser or any Contract to which Purchaser is a party or by which Purchaser or any of its property may be bound and which would be material to Purchaser’s performance of this Agreement, or the violation of any Law.

5.4 Brokers or Finders. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

5.5 Funding. Purchaser has sufficient liquid assets and available credit for Purchaser to pay the anticipated Purchase Price on the Closing Date and to pay and perform the Assumed Liabilities as they become due and to perform its obligations under this Agreement and the agreements contemplated by this Agreement, and has provided to Sellers a copy of Purchaser’s financial statements and such other financial information reasonably available to Purchaser requested by Sellers to demonstrate its ability to do so.

5.6 Adequate Assurance. Purchaser shall take commercially reasonable steps to demonstrate to the Bankruptcy Court adequate assurance of future performance under the Assigned Contracts, and shall provide a copy of Purchaser’s financial statements and such other financial information reasonably available to Purchaser that is required by the Bankruptcy Court to demonstrate Purchaser’s ability to assume, or to take an assignment of, the Assigned Contracts; provided, however, that any such financial information and related testimony and exhibits, other than information that is otherwise publicly available or is ordinarily provided by Purchaser to potential contracting parties, shall be distributed subject to appropriate confidentiality arrangements and shall be filed or otherwise introduced in the Bankruptcy Court only under seal.

5.7 Governmental or Regulatory Approvals. Except as set forth in Schedule 5.7, no Governmental or Regulatory Approval on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement, the agreements contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby.

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5.8 Legal Proceedings. There are no Actions pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its assets or properties that would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting, delaying or making illegal the purchase of the Target Assets or the assumption of the Assumed Liabilities by Purchaser under this Agreement or the performance by Purchaser of its obligations under this Agreement or the agreements contemplated by this Agreement.

5.9 Brokers. No broker, finder or agent acting on behalf of Purchaser or its Affiliates is entitled to any fee or commission with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that would be payable by any Seller or its Subsidiaries.

5.10 Solvency. As of the Closing and immediately after consummating the transactions contemplated by this Agreement, Purchaser reasonably believes it will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business, including the Target Business (it being understood that nothing herein requires Purchaser to operate the Target Business for any specified period of time), or (c) have incurred or planned to incur debts beyond its ability to repay such debts as they become absolute and matured.

5.11 Affiliation with Parmjit Parmar. Parmjit Parmar is not (i) affiliated, directly or indirectly, with Purchaser or any Affiliate of Purchaser, or a representative of Purchaser or any Affiliate of Purchaser, (ii) an officer, director, partner, member or beneficial owner of any equity of, Purchaser or any Affiliate of Purchaser, or (iii) a relative or spouse of any such Person.

Article 6
COVENANTS, AGREEMENTS PENDING CLOSING, AND OTHER AGREEMENTS.

6.1 Conduct of Sellers’ Business Pending the Closing.

6.1.1 From the date of this Agreement until Closing, and except as otherwise consented to or approved by Purchaser in writing or as may be limited or modified as a result of the filing of the Bankruptcy Cases and to the extent Purchaser is the Successful Bidder at the Auction, each Seller covenants and agrees with Purchaser as follows:

6.1.1.1 Sellers will carry on the Target Business only in the Ordinary Course of Business (subject to any limitations required by the Bankruptcy Cases) and in compliance with Law in all material respects and use commercially reasonable efforts to maintain its relationships with customers, suppliers and others having business dealings with Sellers, and use commercially reasonable efforts to keep in full force and effect liability insurance comparable in amount and scope of coverage to that currently maintained.

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6.1.1.2 All Target Assets now owned or used by Sellers will be used, preserved and maintained in the Ordinary Course of Business and in compliance with Laws in all material respects, to the same extent and in the same condition as said Target Assets are on the date of this Agreement, ordinary wear and tear excepted.

6.1.1.3 Sellers will keep or cause to be kept in effect and undiminished the insurance now in effect on its Target Assets, and will purchase such additional insurance, at Purchaser’s cost, as Purchaser may request.

6.1.1.4 Sellers will pay all of their obligations incurred on or after the Petition Date in the Ordinary Course of Business as they become due (subject to any limitations required by the Bankruptcy Cases) and will timely perform their obligations under Section 365(d)(3) of the Bankruptcy Code.

6.1.1.5 Sellers will not cause or allow any Encumbrance to be placed on any Target Asset (except for Permitted Encumbrances or Encumbrances relating to debtor-in-possession financing) or make any commitments relating to such Target Asset beyond the date of Closing, including, without limitation: (i) incurring any material obligations or liabilities, whether fixed or contingent that would constitute an Assumed Liability; (ii) entering into any material Contract that would constitute an Assigned Contract; (iii) modifying or terminating any Assigned Contract except in the Ordinary Course of Business; or (iv) waiving any rights in respect of an Assigned Contract of material value to the Seller; (v) selling or otherwise disposing of any Target Asset;

6.1.1.6 Sellers will not increase the compensation, severance or fringe benefits of any officer or employee of Sellers, except for such increases in salary or wages of employees of Sellers in the Ordinary Course of Business;

6.1.1.7 Sellers will not (a) terminate, sublet (or similar arrangement) or amend any Assigned Contract, or (b) enter into, terminate or amend any other Contract material to the Target Business, except, in each case, in the Ordinary Course of Business; and

6.1.1.8 Sellers will not authorize any of, or commit or agree to take any of the foregoing actions.

6.2 Additional Covenants and Agreements of Sellers. From the date of this Agreement until Closing, and except as otherwise consented to or approved by Purchaser in writing or as may be limited or modified as a result of the filing of the Bankruptcy Cases and to the extent Purchaser is the Successful Bidder at the Auction, each Seller further covenants and agrees with Purchaser as follows:

6.2.1 The Sellers will use their respective commercially reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing described in Article 7 of this Agreement.

6.2.2 The Sellers will promptly supplement or amend the Schedules (i) with respect to any matter hereafter arising to the Knowledge of Sellers that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule or (ii) that is necessary to correct any information in such Schedules that, to the Knowledge of Sellers, is inaccurate on account of the occurrence of an event described in subpart (i).

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6.2.3 The Sellers will promptly notify Purchaser of:

6.2.3.1 Any Material Adverse Effect;

6.2.3.2 Any fact, condition, change or event that, to the Knowledge of Sellers, causes or constitutes a breach, in any material respect, of any of the representations or warranties or covenants of Sellers hereunder made as of the date hereof; or

6.2.3.3 The damage or destruction by fire or other casualty of any material Target Asset or part thereof.

The Sellers hereby acknowledge that the Purchaser does not and shall not waive any right it may have hereunder solely as a result of any Schedule update pursuant to Section 6.2.2 or such notifications, and any Schedule update or notification given pursuant to Section 6.2.2 or this Section 6.2.3 (including any supplement to the Schedules to this Agreement) shall (i) not have any effect for purposes of Purchaser’s determining satisfaction of the conditions set forth in Article 7 of this Agreement, and (ii) not in any way limit the Purchaser’s exercise of its rights hereunder.

6.2.4 Purchaser and its counsel, accountants and other representatives in connection with this transaction shall have full access during normal business hours to all properties and other assets, books, accounts, records, contracts and other documentation of, or relating to, the Target Business. The Sellers shall promptly furnish or cause to be furnished to Purchaser, or the representatives of Purchaser hereunder, all data, documentation, processes and other information concerning the business, finances and properties of the Target Business that may reasonably be requested related to the Target Business, and shall otherwise provide such support as is reasonably requested by Purchaser relative to its transition planning such as, without limitation, coordinating meetings with key personnel.

6.2.5 Governmental Approvals. Sellers will cooperate with the reasonable requests of Purchaser and its representatives and at the expense of Purchaser (a) with respect to all filings and notifications that Purchaser elects to make or is required to make in connection with the transactions contemplated by this Agreement; (b) in identifying and obtaining any governmental authorizations required by Purchaser to own and operate the Target Business from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 4.14 and waivers of the conflicts or defaults identified in Schedule 4.15. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement, including all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement (and, in such case, to proceed with the transactions contemplated by this Agreement as expeditiously as possible). Each party shall promptly inform the other parties hereto of any oral communication with, and provide to counsel for the other party copies of written communications with, any Governmental Authority regarding any filings made pursuant to this Section 6.2.5. Sellers (or Purchaser, as the case may be) shall not agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with Purchaser (or Sellers) in advance and, to the extent permitted by such Governmental Authority, gives Purchaser (or Sellers) the opportunity to attend, direct and participate at such meeting.

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6.3 Covenants and Agreements of Purchaser. From the date of this Agreement until Closing, Purchaser covenants and agrees with Sellers as follows:

6.3.1 Purchaser will use its commercially reasonable efforts to execute and deliver any documents and instruments that may reasonably be required to assist Sellers in obtaining any necessary consents or waivers under or amendments to agreements by which Sellers are bound and which are conditions to Closing described in this Agreement; provided, however, that Purchaser shall not be obligated hereunder to incur any cost or expense relating thereto or to execute any guaranty, assumption of liability or other document or instrument requiring Purchaser to assume obligations not contemplated by this Agreement.

6.3.2 Promptly after the date of this Agreement, and in any event within the applicable time period prescribed by statute or regulations, Purchaser will use its commercially reasonable efforts to promptly make all filings and notifications required by Law to be made by it in connection with the transactions contemplated by this Agreement. Purchaser will use its commercially reasonable efforts to cooperate with Sellers and their representatives (a) with respect to all filings and notifications Sellers elect to make or are required to make in connection with the transactions contemplated by this Agreement, (b) in identifying and obtaining any governmental authorizations required by Purchaser to own and operate the Target Business from and after the Closing Date, and (c) in obtaining all consents identified in Schedule 5.1.

6.4 Bankruptcy Actions.

6.4.1 Sale Motion and Order.

6.4.1.1 Within five (5) Business Days after the execution of this Agreement, Sellers shall serve and file a motion (the “Sale Motion”) in the Bankruptcy Cases requesting that the Bankruptcy Court (i) schedule the Bidding Procedures Hearing on a date no later than fourteen (14) days following the filing of the Sale Motion, (ii) enter the Bidding Procedures Order no later than twenty-one (21) days following the filing of the Sale Motion and (iii) enter a Sale Order (as defined in Section 7.2.1 below) at the final hearing on the Sale Motion (the “Sale Hearing”) on a date no later than fifty-two (52) days following the filing of the Sale Motion. Purchaser and Sellers acknowledge and agree that the Bankruptcy Court’s entry of the Sale Order shall be required in order to consummate the Acquisition, and that the requirement that the Sale Order be entered is a condition that cannot be waived by any party.

6.4.1.2 Sellers will provide Purchaser with a reasonable opportunity to review and comment upon the Sale Motion, the Assignment Motion, the Bidding Procedures Order, the Sale Order, and the Assignment Order contemplated by this Agreement prepared by Sellers prior to the filing thereof with the Bankruptcy Court, each of which shall be in a final form reasonably acceptable to Purchaser.

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6.4.2 Bidding Procedures Order. Sellers shall in connection with the sale of the Target Assets advertise to the public in a commercially reasonable manner as required by the Bankruptcy Code or as shall be directed by the Bankruptcy Court following a preliminary hearing on the Sale Motion (the “Bidding Procedures Hearing”) and the entry of an order in the Bankruptcy Cases approving procedures for solicitation and consideration by the Bankruptcy Court of bids from third parties for the Target Assets (the “Bidding Procedures Order”) considered at such Bidding Procedures Hearing. The Bidding Procedures Order shall be in a final form reasonably acceptable to Sellers and Purchaser, shall be entered by the Bankruptcy Court no later than twenty-one (21) days following the filing of the Sale Motion, and in any event shall:

6.4.2.1 schedule the Sale Hearing;

6.4.2.2 schedule an auction (the “Auction”);

6.4.2.3 require, as a precondition to participation in the Auction, the submission of a competing bid for some or all of the Target Assets no later than 4:00 p.m. Eastern Time at least three (3) Business Days prior to the Auction (the “Bid Deadline”);

6.4.2.4 require any Qualifying Bid (as defined below) to be accompanied by (i) an earnest money deposit by wire transfer, certified or cashier’s check, in the amount of no less than $500,000, which amount shall be paid to or deposited with Sellers’ counsel to be held in trust in a segregated account by Sellers’ counsel; (ii) an executed confidentiality agreement, (iii) an executed asset purchase agreement substantially in the form of this Agreement along with a red-line marked against this Agreement to reflect changes, and (iv) written evidence of a commitment for financing or other evidence of the party’s ability to consummate the transaction and payment of the purchase price in cash at the Closing;

6.4.2.5 provide that if this Agreement is terminated pursuant to Article 10, then, subject to Section 10.2, Purchaser shall be entitled to (i) Purchaser’s reasonably documented actual out-of-pocket fees and expenses (including legal, accounting, escrow and other fees and expenses) not to exceed $200,000 (the “Expense Reimbursement”) and (ii) in the event Sellers sell, transfer, lease or otherwise dispose of, directly or indirectly (including through an asset sale, stock sale, merger, or other similar transaction or pursuant to a plan of reorganization in the Bankruptcy Cases) all or substantially all of the Target Business or the Target Assets in a transaction or a series of transactions with one or more persons other than Purchaser in any circumstance, including in accordance with the Bidding Procedures Order (such event being an “Alternative Transaction”) on or prior to the date that is twelve (12) months after the date of such termination, a break-up fee in the amount equal to $400,000 (the “Break-Up Fee”) with such amount being payable upon the closing or consummation of such Alternative Transaction; provided, however, that the closing or consummation of a transaction evidenced by a Qualifying Bid shall constitute an Alternative Transaction, regardless of whether such Qualifying Bid involves all or substantially all of the Target Business or the Target Assets; provided further that, for the avoidance of doubt, notwithstanding any provisions of this Agreement to the contrary, Sellers shall not be obligated to pay, and Purchaser shall not be entitled to receive, the Break-Up Fee upon the closing on an Alternative Transaction if (x) Sellers terminate this Agreement pursuant to Section 10.1.6 as a result of Purchaser’s breach of this Agreement.

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6.4.2.6 provide that Sellers are authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Purchaser pursuant to this Agreement (including the Break-up Fee and Expense Reimbursement), and that such amounts shall have the priority specified in Section 10.2.3;

6.4.2.7 provide that no party submitting any other offer to purchase the Target Assets or a Qualifying Bid shall be entitled to any expense reimbursement, breakup, or termination or similar fee or payment;

6.4.2.8 require that a bid will not be considered by Sellers as qualified for the Auction unless such bid is for an amount equal to or more than the aggregate sum of (i) the Purchase Price in cash; (ii) the dollar value of the Break-up Fee in cash; and (iii) $250,000 in cash (each bid which meets the foregoing criteria constitutes, as applicable, a “Qualifying Bid”);

6.4.2.9 require that any subsequent bid at the Auction be at least $250,000 greater than the preceding bid, which if such preceding bid shall have been made by Purchaser, shall be deemed to include the amounts in clause (ii) of Section 6.4.2.8; provided, however, any overbid submitted by Purchaser at the Auction shall only be required to be equal to (A) the then existing leading bid, plus (B) $250,000 less (C) the dollar value of the Break-up Fee;

6.4.2.10 provide that if one (1) or more Qualifying Bids are submitted in accordance with the Bidding Procedures Order, Sellers will conduct the Auction no later than two days prior to the Sale Hearing in accordance with the Bidding Procedures Order; and at such Auction, Sellers shall have the right to select the highest or otherwise best bid from Purchaser and any Person who submitted a Qualifying Bid pursuant to Section 6.4.2.8 (the “Highest or Best Bid”), and the next most favorable bid (the “Next Highest Bid”), each of which will be determined by Sellers in their sole and absolute discretion;

6.4.2.11 require that the Next Highest Bid be held open until 21 days following the entry of the Sale Order and that the Person submitting the Next Highest Bid be required to perform its obligations thereunder in the event that the Person submitting the Highest or Best Bid fails to consummate the transaction;

6.4.2.12 require at the Auction that Purchaser has the right to submit further bids along with a markup of this Agreement, and at any time, request that Sellers announce, subject to any potential new bids, the then current Highest or Best Bid, and to the extent Purchaser requests, use reasonable efforts to clarify any and all questions Purchaser may have regarding Sellers’ announcement of the then current Highest or Best Bid; and

6.4.2.13 unless otherwise agreed to by Purchaser in its sole and reasonable discretion, require that only the Persons who submitted Qualifying Bids and Purchaser may participate in the Auction.

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6.4.3 Assignment Motion and Order. Contemporaneously with the filing of the Sale Motion, Sellers shall file with the Bankruptcy Court a motion (which may be included in the Sale Motion, the “Assignment Motion”) for an order authorizing the assumption and assignment of the Assigned Contracts to Purchaser pursuant to Section 365 of the Bankruptcy Code (which may be included in the Sale Order, the “Assignment Order”), which shall be in form and substance reasonably acceptable to Purchaser. Subject to Section 1.3, the Assigned Contracts shall be identified on an exhibit to the Assignment Motion. The exhibit shall set forth proposed Cure Amounts under each of such Assigned Contracts, as determined by Sellers based on Sellers’ books and records, and notify all parties to the Assigned Contracts that if they do not file an objection to the assumption and assignment of an Assigned Contract, or to the proposed Cure Amount associated therewith, such parties shall waive and be estopped from asserting any objection to such assumption and assignment or to the establishment of such Cure Amount. Other than the Assignment Motion, Sellers shall not file any motion seeking to assume or reject any Assigned Contract under Section 365 of the Bankruptcy Code without the prior written consent of Purchaser. To the extent that the assignment to the Purchaser of any Assigned Contract or transfer to Purchaser of any Target Asset pursuant to this Agreement is not permitted without the consent of a third party and such restriction cannot be effectively overridden or canceled by the Sale Order, the Assignment Order or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Contract or Target Asset or any right or interest therein unless and until such consent is obtained; provided, however, that the parties will use their commercially reasonable efforts, before the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Sellers and the Purchaser will reasonably cooperate with each other in any lawful and commercially feasible arrangement designed to provide the Purchaser with the benefits and obligations of any such Contract or Target Asset, the Purchaser shall be responsible for performing all obligations under such Contract required to be performed by the Sellers on or after the Closing Date to the extent set forth in this Agreement, and, unless reimbursed by Purchaser, Sellers shall not be required to expend any monetary funds in connection with such efforts or arrangements.

6.4.4 Notice and Reasonable Efforts. Sellers shall provide appropriate notice of the hearings on the Sale Motion and the Assignment Motion and the Auction, as is required by the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure to all parties entitled to notice, including, but not limited to, all parties to the Assigned Contracts and all taxing and environmental authorities in jurisdictions applicable to Sellers. Thereafter, Sellers shall undertake all reasonable efforts in support of the Sale Motion and the Assignment Motion, and Purchaser agrees to cooperate in such efforts.

6.4.5 Defense of Orders. If the Bidding Procedures Order, the Sale Order, the Assignment Order, or any other order of the Bankruptcy Court relating to this Agreement (collectively, the “Bankruptcy Orders”) shall be appealed (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be appropriate to defend against such appeal, petition or motion, and Purchaser agrees to cooperate in such efforts, and each of Sellers and Purchaser hereto shall endeavor to obtain an expedited resolution of such appeal.

6.4.6 Books and Records. Purchaser shall make available to Sellers copies of all books, files, documents and records included as part of the Target Assets as Sellers may reasonably request for a period of eighteen (18) months post-Closing. If Sellers desire copies of any of such documents or records, all copying costs shall be borne by Sellers.

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6.4.7 Sellers and Purchaser acknowledge and agree that until the termination of this Agreement in accordance with its terms, Sellers and their Subsidiaries, officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted to solicit inquiries, proposals, offers or bids from, and negotiate with, any Person other than Purchaser relating to the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all of the assets of the Sellers and may take any other affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist with any Alternative Transaction. Without limiting the foregoing, Sellers and their Subsidiaries and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives shall be permitted to supply information relating to any Seller, the Target Business, the Target Assets or the Assumed Liabilities to prospective purchasers and their representatives that have executed a confidentiality agreement with any Seller or its Subsidiaries. None of the Sellers nor any of their respective Subsidiaries shall have any liability to Purchaser, either under or relating to this Agreement or any applicable Law, by virtue of entering into or seeking Bankruptcy Court approval of such definitive agreement for an Alternative Transaction pursuant to this Section 6.4.7; provided, that Purchaser is paid any amounts due Purchaser pursuant to Section 10.2.1 at the time provided for therein. Each Seller and Purchaser agree to comply in all material respects with the terms of the Bidding Procedures Order and agree that to the extent there is a conflict between this Agreement and the Bidding Procedures Order, the Bidding Procedures Order shall govern in all respects.

6.5 Transition Services Agreement. At the Closing, Sellers and Purchaser shall enter into a transition services agreement in the form attached hereto as Exhibit B, for a reasonable period of time after the Closing and for reasonable compensation, certain mutually agreeable services necessary, with respect to Purchaser, for the transition of the Target Assets from Sellers to Purchaser and, with respect to Sellers, for the ongoing administration of the Bankruptcy Cases and other transition services (the “Transition Services Agreement”).

6.6 Employment of Sellers’ Employees.

6.6.1 For the purpose of this Agreement, the term “Active Business Employees” shall mean all employees of Sellers who are in active employment status in the Target Business at all locations where Sellers operate (other than the locations related to the Excluded Business) on the day immediately preceding the Closing Date, and the term “Active Non-Business Employees” shall mean all employees of Sellers, other than Active Business Employees, who are in active employment status on the day immediately preceding the Closing Date. For purposes of this Section 6.6, the term “active employment status” does not include any individual not actively at work due to authorized leave of absence, layoff for lack of work, service in the Armed Forces of the United States, retirement, resignation, permanent dismissal or long-term disability, illness or injury. Any employee of Sellers in the Target Business at a location, other than the locations related to the Excluded Business, who is not in active employment status on the day immediately preceding the Closing Date (“Non-Active Business Employees”) but who otherwise has a right to return to employment under the applicable policies of Sellers or pursuant to any Applicable Law shall be extended an employment offer by Purchaser on the same basis as Active Business Employees.

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6.6.2 Purchaser shall, based on Purchaser’s employee needs, offer employment (subject to compliance with Purchaser’s customary hiring practices and conditions) to each of the Active Business Employees and Non-Active Business Employees set forth on Schedule 6.6.2 effective upon the Closing Date. Purchaser may, but shall not be required to, offer employment (subject to compliance with Purchaser’s customary hiring practices) to any Active Non-Business Employee effective upon the Closing Date. For the purpose of this Agreement, the term “Hired Employees” shall mean those Active Business Employees, Non-Active Business Employees and Active Non-Business Employees who accept Purchaser’s offer of employment. All Hired Employees shall cease their employment with the applicable Seller effective upon the Closing Date.

6.6.3 Sellers shall be responsible for timely providing any plant closing or similar notices as required under federal, state or local law (including the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar Law of any applicable state) (collectively, “WARN Laws”) as a result of the transactions contemplated by this Agreement. Purchaser shall offer employment to, and shall retain for such period of time following the Closing Date such number of Active Business Employees, Non-Active Business Employees, and Active Non-Business Employees as shall be necessary to avoid any liability by the Sellers for a violation of the WARN Laws. Purchaser shall be liable and responsible for any notification required under the WARN Laws after the Closing Date.

6.6.4 Except as set forth in Section 6.7 below with respect to COBRA, the Purchaser will have no severance or other obligations with respect to anyone who is/was an employee of a Seller on the day immediately preceding the Closing Date but who does not become a Hired Active Business Employee, either due to declining an offer of employment made by Purchaser or due to not receiving an offer of employment from Purchaser. Except as set forth in Section 6.7 below with respect to COBRA, all such obligations, if any, shall be the responsibility of the Sellers.

6.7 Salaries and Benefits.

6.7.1 Purchaser shall, or shall cause one of its affiliates to, provide the Hired Employees with, at a minimum, base salary or wage levels and benefits that are, substantially similar to those of similarly situated employees of Purchaser. Purchaser shall, for the purposes of eligibility and vesting under its benefit plans, to the extent permitted by each applicable benefit plan, recognize employment with Sellers (or their respective predecessors) for purposes of eligibility and vesting (but not benefit accrual or contributions). Purchaser shall take commercially reasonable action to waive any preexisting condition or similar exclusion under such benefit plan or program established or maintained by Purchaser for any Hired Employees who were not covered by such exclusion prior to the Closing Date.

6.7.2 Sellers shall be responsible for the payment of all wages and other remuneration due to Active Business Employees and Active Non-Business Employees with respect to their services as employees of Sellers through the close of business on the day immediately prior to the Closing Date, including pro rata bonus payments, any severance or termination payments, and all vacation pay earned prior to the Closing Date, other than the Assumed PTO and any termination or severance payments due to Hired Employees by reason of any events occurring after the Closing. Purchaser shall be responsible for the payment of all wages and other remuneration due to Hired Employees with respect to their services as employees of Purchaser on and after the Closing Date and any termination or severance payments due to Hired Employees under termination or severance programs or plans, if any, that may be maintained by the Purchaser by reason of any events occurring on or after the Closing Date.

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6.7.3 Purchaser agrees, in accordance with the provisions of Treasury Regulations Section 54.4980B-9 and any and all applicable Internal Revenue Service guidance concerning same, to offer COBRA continuation health coverage to all “M&A qualified beneficiaries,” as defined in Treasury Regulations Section 54.4980B-9 Q&A - 4, as and to the extent such regulations apply to the transaction set forth in this Agreement. Purchaser acknowledges and agrees that, subsequent to the Closing Date, it shall be responsible for distributing all necessary COBRA continuation health coverage documentation and forms to the M&A qualified beneficiaries, including timely distribution of a COBRA continuation coverage notice in accordance with the applicable provisions of the Tax Code. The Disclosure Statement of Private Information previously provided to Purchaser sets forth, for each employee and each M&A qualified beneficiary, such person’s full name, address, current type of coverage, current monthly premium paid for coverage, and, if on COBRA as of the date of this agreement, (i) the type of initial qualifying event that gave rise to the Sellers’ COBRA obligation, (ii) the date of such qualifying event, and (iii) the date such coverage was otherwise scheduled to end.

6.7.4 Effective as of the Closing Date, Purchaser shall, or shall cause one of its affiliates to, have in effect a defined contribution plan within the meaning of Section 401(k) of the Tax Code (the “Purchaser 401(k) Plan”) providing benefits as soon as reasonably practicable on or after the Closing Date to the Hired Active Business Employees who participate in the tax-qualified defined contribution retirement plan or plans of Sellers (the “Sellers 401(k) Plan”). Purchaser shall, or shall cause one of its affiliates to, permit Hired Active Business Employees who have an account balance under Sellers 401(k) Plan to roll over (whether by direct or indirect rollover, as selected by such Hired Active Business Employees) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Tax Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from Sellers 401(k) Plan to the Purchaser 401(k) Plan.

6.7.5 Sellers shall be responsible for any payment of accrued but unused vacation or paid time off to which any employee of the Sellers is entitled, whether under Applicable Laws or such policies of the Sellers in place prior to the Closing Date (the “Vacation Policy”), as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the Sellers’ discretion, the Purchaser shall assume the accrued but unused vacation or paid time off for the Hired Active Business Employees (“Assumed PTO”). The Assumed PTO shall be available for use by the Hired Employees in accordance with the Purchasers paid time off and vacation policies (“Purchaser PTO Policies”). The Disclosure Statement of Private Information previously provided to Purchaser sets forth the accrued but unused vacation or paid time off for each of the Active Business Employees. Notwithstanding the foregoing, after the Assumed PTO for a Hired Employee is used by such Hired Employee, such Hired Active Business Employee will accrue paid time off and leave in accordance with the Purchaser PTO Policies as may be modified from time to time. For purposes of determining paid time off or vacation accrual under the Purchaser PTO Policies, the Purchaser shall give each Hired Employee credit for service provided to a Seller from the date of his or her most recent hire with such Seller until the date that is immediately prior to the consummation of the transactions contemplated by this Agreement.

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6.7.6 Sellers shall be liable for any claims made or incurred by Active Business Employees or Active Non-Business Employees and their beneficiaries through the Closing Date under the Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

6.7.7 No provision in this Agreement, including without limitation this Section 6.7, shall create any third-party beneficiary rights in any person, entity, or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Sellers, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Benefit Plan, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Benefit Plan that is or may in the future be maintained by the Purchaser. No provision of this Agreement, including without limitation this Section 6.7, shall be deemed to amend any Benefit Plan that is or may in the future be maintained by the Purchaser.

6.8 ERISA. Purchaser shall not have any responsibility, liability or obligation, whether to Active Business Employees or Active Non-Business Employees, former employees, their beneficiaries or to any other person, with respect to any Benefit Plans, practices, programs or arrangements maintained by Sellers and shall have no fiduciary obligations or duties with respect to such Benefit Plans (except with respect to COBRA continuation as described in Section 6.7.3).

6.9 Reasonable Access to Records and Certain Personnel. So long as the Bankruptcy Cases are pending, following the Closing, Purchaser shall provide Sellers and Sellers’ counsel and other professionals employed in the Bankruptcy Cases with reasonable access to all documents and records relating to the Target Assets for the purpose of the continuing administration of the Bankruptcy Cases (including the pursuit of any avoidance, preference or similar actions), which access shall include (a) the right of Sellers’ professionals to copy, at Sellers’ expense, such documents and records as Sellers or Sellers’ may request in furtherance of the purposes described above, and (b) Purchaser’s copying and delivering to Sellers or Sellers’ professionals such documents or records as Sellers or Sellers’ professionals may request, but only to the extent Sellers or Sellers’ professionals furnish Purchaser with reasonably detailed written descriptions of the materials to be so copied and Sellers reimburse Purchaser for the reasonable costs and expenses thereof.

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6.10 Audited Financial Statements. Following execution of this Agreement until the termination of this Agreement or the completion of the financial audit described herein, Sellers shall cooperate, at the request of Purchaser, to the extent reasonably necessary to enable the preparation of the financial statements with respect to the Target Business as of December 31, 2016 and December 31, 2017 (the “Audited Financials”) to be audited by a firm of independent accountants selected by Purchaser, and unaudited interim financial statements with respect to the Target Business by quarter for all quarterly periods in 2017 through March 31, 2018 and any other calendar quarter which concludes prior to Closing, all in conformity with GAAP and controlling requirements of the Securities Exchange Commission. The preparation of such financial statements and the audit thereof shall be at the expense of Purchaser. Sellers’ cooperation shall include, without limitation, providing Purchaser with all financial information available to Sellers with respect to the Target Business. The Chief Executive Officer and most senior accounting officer of the Sellers shall deliver at Closing a management representation letter to the auditors of the Audited Financials (the “Auditors”) containing representations mutually acceptable to the Chief Executive Officer and most senior accounting officer, on the one hand, and the Auditors, on the other hand, and, if necessary, again at completion of the audit; provided that any letter delivered after the Closing will acknowledge that the Chief Executive Officer and most senior accounting officer were not involved in any post-Closing activities with respect to the Target Business and have no duty of inquiry with respect thereto.

6.11 Cure Amounts. On or prior to the Closing, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, (i) the Purchasers shall pay any and all Assumed Cure Amounts and (ii) the Sellers shall pay any and all Cure Amounts (other than the Assumed Cure Amounts).

6.12 Purchase Price Calculation. Purchaser shall provide Sellers with a calculation of the Base Purchase Price at least four (4) Business Days prior to the Auction.

Article 7

CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Purchaser), prior to or at Closing, of each of the following conditions:

7.1 Conditions Precedent.

7.1.1 Representations and Warranties. Each of the representations and warranties made herein by Sellers shall be true and correct in all material respects (except for those representations and warranties already qualified by materiality, which shall be true and correct in all respects) as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement.

7.1.2 Performance. Sellers will have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

7.1.3 Certificate. Purchaser will have received, at the Closing, a certificate of Sellers, signed by an authorized officer of each Seller, stating that the preconditions specified in Sections 7.1.1 and 7.1.2 above have been satisfied or waived.

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7.1.4 No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect.

7.1.5 No Violation of Applicable Law. No provision of any applicable Law shall prohibit the consummation of the Closing.

7.1.6 No Termination. This Agreement shall not have been terminated pursuant to Article 10.

7.1.7 Sellers’ Deliveries. The Purchaser shall have received the deliveries of Sellers set forth in Section 9.2.

7.2 Court Approval Required.

7.2.1 Sale Order. A “Sale Order” is an order of the Bankruptcy Court, acceptable to Sellers and Purchaser, entered pursuant to sections 105, 363, and 365 of the Bankruptcy Code (i) approving this Agreement and the transactions contemplated hereby; (ii) approving the sale and transfer of the Target Assets to Purchaser free and clear of all liens, claims and interests, pursuant to section 363(f) of the Bankruptcy Code, (iii) approving the assumption and assignment to Purchaser of the Assigned Contracts and establishing the Cure Amounts; (iv) requiring Sellers to comply with its obligations in Section 6.10; (v) finding that Purchaser is a good-faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code; (vi) finding that due and adequate notice of the Sale Motion and the Assignment Motion and an opportunity to be heard were provided to all Persons entitled thereto, including but not limited to federal, state and local taxing and regulatory authorities; (vii) confirming that Purchaser is acquiring the Target Assets free and clear of all liabilities, other than the Assumed Liabilities; (viii) providing that the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure; and (ix) requiring Sellers to fully satisfy their post-petition accounts payable with respect to the Target Business as they become due and payable.

7.2.2 Orders. The Bankruptcy Court shall have entered the Sale Order, the Bidding Procedures Order, and the Assignment Order and each such Order shall have become a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto from consummating the transactions contemplated herein if Purchaser, in its sole discretion, agrees to waive the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Sellers, it being the intention of the parties that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the equitable mootness doctrine and any similar statute or body of Law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

7.2.3 No Injunctions. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Applicable Law passed by a Governmental Authority to the effect that the Closing may not be consummated.

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7.3 Consents to the Transactions. All Licenses, consents and approvals set forth on Schedule 7.3 will have been obtained by Sellers and delivered to Purchaser; provided, however, that Sellers shall not be required to obtain any consent, waiver, or agreement to the consummation of the Acquisition to the extent the Sale Order provides that such consent, waiver, or agreement is not required or otherwise as contemplated by Section 6.4.3.

Article 8

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS.

Each and every obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Sellers), prior to or at Closing, of each of the following conditions:

8.1 Representations and Warranties; Performance. Each of the representations and warranties made herein by Purchaser shall be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted or required by this Agreement; Purchaser will have materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Sellers will have received, at the Closing, a certificate of Purchaser, signed by an authorized officer of Purchaser, stating that each of the representations and warranties made herein by Purchaser is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Purchaser has materially performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

8.2 Orders. The Bankruptcy Court shall have entered the Sale Order, the Bidding Procedures Order and the Assignment Order, and such Orders shall not have been reversed, modified, amended or stayed.

8.3 Purchaser’s Deliveries. Sellers shall have received the deliveries of the Purchaser set forth in Section 9.3.

8.4 No Termination. This Agreement shall not have been terminated pursuant to Article 10.

8.5 No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law that is in effect on the Closing Date and which prohibits consummation of the Closing.

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Article 9

CLOSING.

9.1 Time, Place and Manner of Closing. Unless this Agreement has been terminated according to Article 10 hereof, and provided that the conditions to the Closing set forth in Article 7 and Article 8 are satisfied or waived, the closing of the transactions contemplated by this Agreement (the “Closing”) will be held at the offices of Sellers’ counsel in New York, New York, at 10:00 a.m. prevailing local time on the fifth (5th) Business Day after the satisfaction or waiver of all the conditions set forth in Article 7 and Article 8 (or as soon thereafter as practicable after the satisfaction or waiver of all such conditions), other than conditions that, by their nature, will be satisfied at the Closing, but in any event not later than July 31, 2018, (“Closing Date”). At the Closing, the parties to this Agreement will exchange certificates and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. At the Closing, Sellers will deliver to Purchaser such bills of sale, assignments, deeds, consents, endorsements, drafts or other instruments as are necessary or appropriate to vest in Purchaser title to the Target Assets in accordance with the terms of this Agreement. After the Closing, Sellers will use commercially reasonable efforts to execute, deliver, and acknowledge all such further instruments of transfer and conveyance and will perform all such other acts as Purchaser may reasonably request to effectuate the transfer of the Target Assets to Purchaser.

9.2 Closing Deliveries of Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

9.2.1 a bill of sale, for the Target Assets, duly executed by Sellers;

9.2.2 an assignment and assumption agreement for the Assigned Contracts and the Assumed Liabilities, duly executed by Sellers;

9.2.3 the Transition Services Agreement, duly executed by Sellers;

9.2.4 the Licenses, consents and approvals set forth on Schedule 7.3; provided, however, that Sellers shall not be required to obtain any such License, consent or approval to the extent the Sale Order provides that such License, consent or approval is not required or as contemplated by Section 6.4.3;

9.2.5 a copy, certified by an authorized officer of each Seller to be true, complete and correct as of the Closing Date, of the resolutions of such Seller, authorizing and approving the transactions contemplated hereby;

9.2.6 the certificate required by Section 7.1.3, duly executed by officers of each of the Sellers;

9.2.7 a certificate confirming the Customers in Good Standing as of Closing duly executed by officers of each of the Sellers;

9.2.8 a properly completed and executed Internal Revenue Service Form W-9 from each Seller (provided Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

9.2.9 a non-foreign affidavit with respect to each Seller (or if a Seller is classified as a disregarded entity for U.S. federal income tax purposes, from the regarded sole owner of such Seller), dated as of the Closing Date, issued pursuant to Section 1445 of the Tax Code and the Treasury regulations promulgated thereunder, stating that such Seller (or its owner, as applicable) is not a “foreign person” as defined in Section 1445 of the Tax Code (provided Purchaser’s sole remedy for failure to provide such forms shall be withholding the amounts required to be withheld in accordance with applicable Law);

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9.2.10 the written release of all Encumbrances (other than Permitted Encumbrances and Encumbrances otherwise eliminated by the Sale Order) relating to the Target Assets, executed by the holder of or parties to each such Encumbrances, in form and substance satisfactory to Purchaser and its counsel;

9.2.11 the management representation letter described in Section 6.10;

9.2.12 copies of the Statements of Income and Cash Flow on a monthly basis for the period from July 2017 to thirty (30) days prior to the Closing Date;

9.2.13 evidence reasonably satisfactory to Purchaser of the satisfaction of all Cure Amounts (other than the Assumed Cure Amounts); and

9.2.14 for all Real Property subject to Real Property Leases, assignments of the Real Property Leases in form prepared by Purchaser and reasonably satisfactory to Sellers.

9.3 Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:

9.3.1 a bill of sale, for the Target Assets, duly executed by Purchaser and any other documents, instruments and writings (either executed counterparts or otherwise) required or reasonably requested by Sellers to be delivered by Purchaser pursuant to this Agreement for Sellers to transfer and assign the Target Assets and Assumed Liabilities to Purchaser and for Purchaser to assume the Target Assets and Assumed Liabilities, each in form and substance reasonably satisfactory to Sellers and Purchaser;

9.3.2 a copy, certified by an authorized officer of Purchaser to be true, complete and correct as of the Closing Date, of the resolutions of Purchaser, authorizing and approving the transactions contemplated hereby;

9.3.3 the certificate required by Section 8.1, duly executed by an officer of Purchaser;

9.3.4 the Transition Services Agreement, duly executed by Purchaser; and

9.3.5 the Closing Payment and, to the extent not already paid, the Assumed Cure Amounts.

9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording chargers and other fees and chargers (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be payable by Purchaser. Purchaser will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation. Purchaser and Sellers agree to use their best efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

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9.5 Proration of Taxes and Charges.

9.5.1 Any real or personal property Taxes or similar ad valorem Taxes attributable to the Target Assets (“Property Taxes”) with respect to a Tax period commencing on or prior to, and ending after, the Closing Date (a “Straddle Period”) shall be prorated between Sellers and Purchaser on a per diem basis. Sellers shall be responsible for the amount apportioned to periods prior to the Closing Date and Purchaser shall be responsible for the amount apportioned to periods on or after the Closing Date. The party required by Law to pay any such Straddle Period Property Taxes (the “Paying Party”), to the extent such payment exceeds the obligation of the Paying Party hereunder, shall provide the other party (the “Non-Paying Party”) with proof of payment, and the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Property Taxes. The party required by Law to file a Tax Return with respect to Straddle Period Property Taxes shall do so within the time prescribed by Law.

9.5.2 Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter related to the Target Assets. Purchaser and Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.5.

9.6 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. Regardless of when the last act, delivery, or confirmation of the Closing shall take place, however, the transfer of the Target Assets shall be deemed to occur as of the start of business at the principal office of Orion on the date of the Closing (the “Effective Time”).

Article 10

TERMINATION OF AGREEMENT.

10.1 Termination Events. Subject to Section 10.2 of this Agreement, by notice given prior to or at the Closing, this Agreement may be terminated as follows:

10.1.1 by mutual consent of Purchaser and Sellers;

10.1.2 subject to Section 10.2, by Purchaser or Sellers, upon Sellers entering into an agreement providing for an Alternative Transaction;

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10.1.3 by Purchaser or Sellers in the event the Closing has not occurred (other than through failure of any party seeking to terminate this Agreement to have complied fully with its obligations under this Agreement) on or before July 31, 2018;

10.1.4 subject to Section 10.2, by Sellers if, incident to the Bidding Procedures Order, Sellers accept and close on a competing bid for the purchase of all or part of the Target Assets;

10.1.5 by Purchaser if any of Sellers’ Bankruptcy Cases is dismissed or converted to one under Chapter 7 of the Bankruptcy Code, if a trustee or an examiner with expanded powers is appointed in any of the Bankruptcy Cases, or if a motion for relief from the automatic stay is granted with respect to a material portion of the Target Assets;

10.1.6 by the non-breaching party upon a material breach of any provision of this Agreement provided that such breach has not been waived by the non-breaching party and has continued after notice to the breaching party by the non-breaching party without cure for a period of ten (10) Business Days;

10.1.7 by Purchaser if satisfaction of any condition in Article 7 hereof on or before July 31, 2018, or such later date as the parties may agree upon, becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) or by Sellers if satisfaction of any condition in Article 8 hereof on or before July 31, 2018 becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement).

10.2 Break-Up Fee; Expense Reimbursement.

10.2.1 Break-Up Fee. If this Agreement is terminated pursuant to Section 10.1.2, 10.1.4 or 10.1.6, Purchaser is not then in default under this Agreement, and an Alternative Transaction is consummated within six (6) months of such termination, then Purchaser shall be entitled to receive the Break-Up Fee as provided in Section 6.4.2.5.

10.2.2 Expense Reimbursement. If this Agreement is terminated pursuant to Section 10.1, other than by (1) mutual consent of the parties under Section 10.1.1 or (2) by Sellers pursuant to Section 10.1.6 as a result of Purchaser’s breach of this Agreement or (3) by Purchaser pursuant to Section 10.1.3, then Purchaser shall be entitled to receive the Expense Reimbursement, with such amount being payable on or before the tenth (10th) Business Day after such termination.

10.2.3 Priority and Effect of Payment. The Break-Up Fee and the Expense Reimbursement shall be entitled to administrative priority under Sections 503(b)(1)(A) and 507 of the Bankruptcy Code. The obligation to pay in full in cash when due any amount owed by any Seller to Purchaser under this Agreement, including the Break-Up Fee and the Expense Reimbursement, shall not be discharged, modified or otherwise affected by any plan of reorganization or liquidation for Sellers or by any other Order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Agreement, upon payment of the Break-Up Fee and the Expense Reimbursement in accordance with this Agreement, Sellers and their Affiliates shall be fully released and discharged from any liability under or resulting from this Agreement and, neither Purchaser nor any other Person shall have any other remedy or cause of action under or relating to this Agreement, including for reimbursement of expenses.

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10.2.4 Exception. Notwithstanding the prior provisions of this Section 10.2, if (i) Purchaser submits a bid at the Auction in an amount in excess of the Purchase Price set forth in this Agreement and is designated as the “Next Highest Bidder” in accordance with the Bidding Procedures Order; and (ii) Purchaser closes on the terms of the bid submitted by Purchaser at the Auction as a result of a failure to close on the Alternative Transaction designated as the winning bid at the Auction, then Sellers shall have no obligation to pay, and Purchaser shall not be entitled to receive, the Expense Reimbursement or Break-Up Fee.

10.3 Effect of Termination. Each party’s right of termination according to Section 10.1 of this Agreement is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a party’s right of termination will not constitute an election of remedies. If this Agreement is terminated according to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) this Section 10.3 will survive the termination of this Agreement and will remain in full force and effect, (ii) the obligation of Sellers to pay the Break-Up Fee and Expense Reimbursement pursuant to Section 10.2 will survive the termination of this Agreement and will remain in full force and effect (iii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

10.4 Termination Procedure. Any party desiring to exercise its right to terminate this Agreement shall deliver to the other party notice of termination in accordance with Section 13.6, stating with a reasonable degree of specificity the reason relied upon for such termination.

Article 11
FURTHER ASSURANCES.

11.1 Separate Agreements Executed in Connection with Closing. The parties shall abide by, and otherwise perform under the terms and conditions of each and every agreement deemed executed and delivered contemporaneously with the Closing.

11.2 Cooperation of the Parties After Closing. Upon the request of any party hereto after the Closing, any other party will use commercially reasonable efforts to (i) take all action, (ii) execute all documents and instruments, and (iii) provide any supplemental information and further assurances necessary or desirable to consummate and give effect to the transactions contemplated by this Agreement.

11.3 Payroll. Purchaser will furnish to Sellers such payroll and employee information as Sellers may reasonably require in connection with the preparation or examination of payroll Tax Returns, workers’ compensation reports and audits, and qualified plan administration records.

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Article 12

DEFINITIONS.

“Acquisition” has the meaning set forth in the recitals of this Agreement.

“Action” has the meaning set forth in Section 4.4.

“Active Business Employees” has the meaning set forth in Section 6.6.1.

“Active Contract” means an Assigned Contract between a customer and a Seller, which (a) has been provided in full form to Purchaser by the Sellers, (b) has at least six months remaining on its term at Closing and may not otherwise be terminated sooner, other than for an uncured material breach, (c) designates a Seller as the exclusive provider of the respective services during the term of such Assigned Contract, (d) is fully assigned by the Sellers and assumed by Purchaser at Closing without causing a material breach of such Assigned Contract and (e) does not exhibit a material decrease in volume or revenue as compared to its historical pattern, and (f) is listed on Schedule 4.12.2.

“Active Non-Business Employees” has the meaning set forth in Section 6.6.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Allegiance Businesses” means the Target Business of Allegiance Consulting Associates, LLC and Allegiance Billing & Consulting, LLC.

“Allocable Consideration” has the meaning set forth in Section 2.3.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction” has the meaning set forth in Section 6.4.2.5.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Assigned Contracts” has the meaning set forth in Section 1.3.

“Assignment Motion” has the meaning set forth in Section 6.4.3.

“Assignment Order” has the meaning set forth in Section 6.4.3.

“Assumed Cure Amounts” has the meaning set forth in Section 1.3 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.2.1.

“Assumed PTO” has the meaning set forth in Section 6.7.5.

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“Auction” has the meaning set forth in Section 6.4.2.2.

“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Estates” has the meaning set forth in the recitals of this Agreement.

“Bankruptcy Orders” has the meaning set forth in Section 6.4.5.

“Base Purchase Price” means an amount equal to: the sum of: (A) $840,000, if Schedule 1.3 contains any Contracts of IPS GPO; plus (B) the sum of $2,260,000, if Schedule 1.3 contains any Contracts of IPS PM; plus (C) the product of 0.4 and the Good Standing Revenue; plus (D) the product of 0.2 and the Non-Good Standing Revenue

“Benefit Plan(s)” has the meaning set forth in Section 4.10.

“Bid Deadline” has the meaning set forth in Section 6.4.2.3.

“Bidding Procedures Hearing” has the meaning set forth in Section 6.4.2.

“Bidding Procedures Order” has the meaning set forth in Section 6.4.2.

“Break-Up Fee” has the meaning set forth in Section 6.4.2.5.

“Business Day” means any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Pennsylvania.

“Cash Deposit” has the meaning set forth in Section 2.2.1.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 2.2.2.

“COBRA” means health care continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985.

“Contract” means any written or oral contract, agreement, commitment, purchase order, license, lease, release, consent, indenture, or evidence of indebtedness.

“Cure Amounts” has the meaning set forth in Section 1.3.

“Customer in Good Standing” means a RCM Business customer of a Seller that at Closing (i) is party to one or more Active Contracts , (ii) is not more than 90 days delinquent in its payment obligations to such Seller under any such Active Contract for customers of Orion, (iii) is not more than 180 days delinquent in its payment obligations to such Seller under any such Active Contract for customers of Allegiance Consulting Associates, LLC and Allegiance Billing & Consulting, LLC, and (iii) does not have an uncured material breach or unrevoked termination notice with respect to any such Active Contract.

“Escrow Agreement” has the meaning set forth in Section 2.2.1.

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“Escrow Agent” has the meaning set forth in Section 2.2.1.

“Disclosure Statement of Private Information” means the disclosure statement dated as of the date hereof, delivered by Sellers to Purchaser.

“Effective Time” has the meaning set forth in Section 9.6.

“Encumbrance” means any lien, mortgage, deed of trust, deed to secure debt, pledge, restriction on transfer, proxy and voting or other agreement, claim, charge, security interest, easement, right of way, encroachment, servitude, right of first option, right of first refusal, preemptive right or similar restriction, use restriction, or other encumbrance, option or defect in title of every type and description, whether imposed by law, agreement, understanding or otherwise, including, without limitation, all liens, encumbrances, and interests in property as set forth in Section 363 of the Bankruptcy Code.

“ERISA” has the meaning set forth in Section 4.10.

“ERISA Affiliate” has the meaning set forth in Section 4.10.

“Excluded Assets” has the meaning set forth in Section 3.1.

“Excluded Business” means Sellers’ independent practice association business, which is operated by NYNM Acquisitions, LLC and its subsidiaries.

“Excluded Liabilities” has the meaning set forth in Section 1.2.2.

“Expense Reimbursement” has the meaning set forth in Section 6.4.2.5.

“Final Order” means an order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration and as to which the time for any such appeal, request for leave to appeal or request for reconsideration has expired.

“Financial Statements” has the meaning set forth in Section 4.19.1.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good Standing Revenue” the revenue from the RCM Businesses attributable to the twelve (12) full calendar month period that ends not later than fifteen (15) days prior to the Auction and not earlier than forty-six (46) days prior to the Auction under each Active Contract to which the applicable customer party thereto is a Customer in Good Standing.

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“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any United States or foreign federal, state or local government, including any governmental authority (including any bilateral or multilateral governmental authority), agency, branch, department, board, commission or instrumentality of such government or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction, and shall include the Bankruptcy Court.

“Highest or Best Bid” has the meaning set forth in Section 6.4.2.8.

“Hired Active Business Employees” has the meaning set forth in Section 6.6.2.

“Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money, whether current or funded, secured or unsecured including, without limitation, all indebtedness outstanding pursuant to that certain Credit Agreement, dated as of January 30, 2017 (as amended, modified or supplemented from time to time), by and among Orion, the guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender, (ii) that portion of obligations with respect to capital leases that is properly classified (or should be properly classified) as a liability on a balance sheet in conformity with GAAP (as hereinafter defined); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to any Seller, which have been endorsed by a Seller for collection in the Ordinary Course of Business); (iv) all amounts drawn under outstanding letters of credit; (v) all interest rate swap, derivative or similar arrangements; (vi) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and checks payable to any Seller which have been endorsed by any Seller for collection in the Ordinary Course of Business); (vii) guaranties securing indebtedness for borrowed money; (viii) all deferred compensation obligations, including (A) all payment obligations under any non-qualified deferred compensation plan of Sellers and (B) any underfunded pension or post-retirement liabilities of Sellers; (ix) all costs and obligations incurred in connection with a change of control of Sellers or the sale of the Target Business; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by Sellers (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (xi) all obligations secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of property subject to such mortgage or Encumbrance; (xii) all obligations secured by Encumbrances on property acquired by any Seller, whether or not such obligations were assumed by a Seller at the time of acquisition of such property; (xiii) all obligations in respect of dividends, distributions or similar payments payable to members; (xiv) all obligations of a type referred to in clauses (x) -(xiii) which is directly or indirectly guaranteed by a Seller or which any Seller has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (xv) any refinancings of the foregoing, including principal, interest, prepayment penalties and similar obligations thereto and Taxes associated with the payment of any such amount, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.

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“Intellectual Property” means: all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“IPS GPO” means the group purchase organization division of Integrated Physicians Solutions, Inc.

“IPS PM” means the practice management division of Integrated Physicians Solutions, Inc., which provides practice management services to three practices through long-term management service agreements.

“Knowledge of Sellers” means the actual or constructive knowledge of the following individuals (after due inquiry): Timothy Dragelin, Truc To, Arvind Walia, John Esposito and Mark Bellisimo.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation, treaty, convention, decree, order, judgment, injunction, directive, technical standard or other requirement enacted, promulgated, issued, entered or enforced by a Governmental Authority.

“Liability” means any direct or indirect debt, liability, commitment or obligation (whether known or unknown, matured or not matured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential and due or to become due), including any liability for Taxes, causes of action, contract rights, and claims, to the fullest extent of the law, in each case, of any kind or nature (including, without limitation, all “claims” as defined in Bankruptcy Code section 101(5)), whether imposed by agreement, understanding, law, equity or otherwise.

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“Licenses” means all licenses, permits, consents, registrations, certificates and other governmental or regulatory permits, authorizations, approvals or agreements issued by or with any Governmental Authority that regulates, licenses or otherwise has or asserts jurisdiction over the Target Business, the Real Property included as part of the Target Assets, or Sellers and used in the operation of the Target Business as presently conducted.

“Material Adverse Effect” means (a) any event, change, or matter in respect of the Target Business that, individually or in the aggregate, results in or would be reasonably expected to result in a material adverse effect on the results of operations, revenues, assets or condition (financial or otherwise) or liabilities of the Target Business or any Seller, excluding any such event, change or matter to the extent resulting from or arising in connection with the filing of the Bankruptcy Cases; or (b) any event, condition or matter that would have a material adverse effect on the legality, validity or enforceability of this Agreement and the agreements and instruments to be entered into in connection herewith, or prevents, materially delays or materially impedes the consummation of the transactions contemplated hereby, or the realization of the rights and remedies hereunder; provided, that, solely with respect to clause (a), a “Material Adverse Effect” shall not include circumstances, facts, developments, changes, events, effects or occurrences (individually or taken together) resulting from or arising out of (i) changes or conditions generally affecting the industries or markets in which Sellers and any of their Subsidiaries operate; (ii) any change in the financial, banking or securities markets or any change in the general international, national or regional economic conditions, including as a result of terrorist activity, acts of war or acts of public enemies; (iii) the execution of this Agreement or announcement or pendency of the transactions contemplated hereby or any actions expressly required to be taken pursuant to or in accordance with this Agreement; (iv) the announcement of this Agreement or the transactions contemplated hereby; (v) changes after the date hereof in any industry standards, Law, GAAP or regulatory accounting requirements, or changes in the official interpretation thereof; (vi) earthquakes, hurricanes, floods, acts of God or other natural disasters, except to the extent any such occurrence causes physical damage to the Target Assets; (vii) the failure or inability of any Seller to meet any internal or public projections, forecasts or estimates of revenues or earnings with respect to the Target Business (it being understood that the facts or circumstances giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (viii) any action taken by Sellers at the request of, or with the express written consent of, Purchaser; provided that the exceptions described in clauses (i), (ii), (iii) and (v) shall apply only to the extent that the changes described therein do not have a disproportionate impact on Sellers and their Subsidiaries who operate the Target Business, as compared to other Persons in the same industry in which Sellers and such Subsidiaries operate with respect to the Target Business.

“Material Permits” has the meaning set forth in Section 4.7.2.

“Multiemployer Plan” means a multiemployer plan as defined in ERISA section 3(37)(A).

“Next Highest Bid” has the meaning set forth in Section 6.4.2.10.

“Next Highest Bidder” has the meaning set forth in Section 10.2.4.

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“Non-Active Business Employees” has the meaning set forth in Section 6.6.1 to this Agreement.

“Non-Good Standing Revenue” means the revenue attributable to the twelve (12) full calendar month period that ends not later than fifteen (15) days prior to the Auction and not earlier than forty-six (46) days prior to the Auction under each Assigned Contract with an RCM Business customer party to which the applicable customer party thereto is not a Customer in Good Standing.

“Non-Paying Party” has the meaning set forth in Section 9.5.

“Order” has the meaning set forth in Section 4.4.

“Ordinary Course of Business” means, subject to any limitations imposed as a result of the filing of the Bankruptcy Cases, only the ordinary course of business engaged in by Sellers, consistent with past practices.

“Orion” has the meaning set forth in the preamble of this Agreement.

“Orion Business” means the Target Business of Orion.

“Paying Party” has the meaning set forth in Section 9.5.

“Permitted Encumbrances” means (a) all Encumbrances that are disclosed on Schedule 12 and not otherwise eliminated by the Sale Order, (b) liens relating to Taxes that are not yet due and payable as of the Closing or that are being contested in good faith and set forth on Schedule 12(a), and (c) mechanic’s, materialmen’s, repairmen’s and other statutory liens arising in the Ordinary Course of Business and securing obligations incurred prior to Closing for amounts owed but not yet delinquent, for which Sellers are and will remain responsible for payment and removal of such liens at or after Closing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations and Governmental Authorities, whether or not legal entities.

“Petition Date” means March 16, 2018.

“Property Taxes” has the meaning set forth in Section 9.5.1.

“Purchase Price” means an amount equal to the greater of (a) $10,000,000 and (b) the Base Purchase Price.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.7.4.

“Purchaser PTO Policies” has the meaning set forth in Section 6.7.5.

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“Qualifying Bid” has the meaning set forth in Section 6.4.2.8.

“RCM Businesses” means the Orion Business and the Allegiance Business.

“Real Property” has the meaning set forth in Section 1.1.2.

“Real Property Leases” has the meaning set forth in Section 4.11.1.

“Sale Hearing” has the meaning set forth in Section 6.4.1.1.

“Sale Motion” has the meaning set forth in Section 6.4.1.1.

“Sale Order” has the meaning set forth in Section 7.2.1.

“Sellers” has the meaning set forth in the preamble of this Agreement.

“Sellers 401(k) Plan” has the meaning set forth in Section 6.7.4.

“Specifically Excluded Liabilities” has the meaning set forth in Section 1.2.3.

“Straddle Period” has the meaning set forth in Section 9.5.

“Successful Bidder” has the meaning set forth in the Bidding Procedures Order.

“Target Assets” has the meaning set forth in Section 1.1.

“Target Business” has the meaning set forth in the recitals of this Agreement.

“Tax” and “Taxes” means all taxes, charges, fees, levies, duties or other like assessments, including without limitation, all federal, state, local, or foreign (or any governmental unit, agency, or political subdivision of any of the foregoing) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, unclaimed property and escheat, ad valorem, value added, alternative or add-on minimum, estimated, or any other governmental charges of the same or similar nature, including any interest, penalty, or addition thereto.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Tax Returns” means all returns, reports, certificates, audit reports, estimates, claims for refund, information statements, elections, statements of foreign bank and financial accounts and other returns and documents relating to, filed or required to be filed in connection with any Taxes (whether or not a payment is required to be made with respect to such filing), including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

“Transfer Taxes” has the meaning set forth in Section 9.4.

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“Transition Services Agreement” has the meaning set forth in Section 6.5.

“Vacation Policy” has the meaning set forth in Section 6.7.5.

“WARN Laws” has the meaning set forth in Section 6.6.3.

Article 13

MISCELLANEOUS PROVISIONS.

13.1 Nature and Survival of Representations and Warranties. The parties hereto agree that the representations and warranties of the parties contained in this Agreement and in any certificate delivered pursuant hereto by any party shall not survive the Closing.

13.2 Exhibits and Schedules. The Exhibits and Schedules (and any supplements thereto) referred to in this Agreement are a part of this Agreement as if fully set forth herein. All references to this Agreement shall be deemed to include such Exhibits and Schedules, unless the context otherwise requires.

13.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided that Purchaser may assign some or all of its rights hereunder to one or more subsidiaries formed by it prior to Closing, provided that Purchaser remains liable for its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

13.4 Governing Law and Jurisdiction.

13.4.1 The construction, interpretation and enforcement of this Agreement will be governed by the laws of the State of Delaware without regard to any conflicts of laws principles thereof.

13.4.2 The parties agree that the Bankruptcy Court shall retain exclusive jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement or the implementation or breach hereof.

13.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.6 Notices. All notices, requests, demands and other communications under this Agreement shall be made in writing and will be deemed to have been duly given (i) when hand delivered (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of receipt), provided that a copy thereof is sent by another method provided hereunder; or (iii) when received by the addressee, if sent by United States Certified Mail, Return Receipt Requested, postage prepaid, or by nationally recognized express delivery service guaranteeing next Business Day delivery, in each case to the appropriate address(es) and/or facsimile number(s) set forth below (or to such other address and facsimile number as a party may hereafter designate by notice to the other parties):

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If intended for Sellers:

Orion Healthcorp, Inc.

3200 Wilcrest, Suite 600

Houston, Texas 77042

Attention: Chief Executive Officer and Chief Restructuring Officer

With a copy to:

Timothy J. Dragelin

FTI Consulting Group

214 N. Tryon Street

Suite 1900

Charlotte, NC 28202

Facsimile: (704) 972-4121

Email: tim.dragelin@fticonsulting.com

with a copy (that will not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attention: Thomas Califano, Esq. and Alec Fraser, Esq.

Facsimile: (212) 884-8526

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If intended for Purchaser:

Medical Transcription Billing, Corp.

7 Clyde Road

Somerset, NJ 08873

Attention: Shruti Patel, General Counsel

spatel@mtbc.com

Facsimile: 732.227.8575

with a copy (that will not constitute notice) to:

Bryan Cave Leighton Paisner LLP

Keith Miles Aurzada

2200 Ross Avenue

Suite 3300

Dallas, TX 75201

Keith.aurzada@bclplaw.com

Attention: Keith Miles Aurzada

13.7 Public Announcements. Any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with Sellers or Purchaser, or similar publicity with respect to this Agreement or any of the transactions contemplated hereby, will be issued at such time, in such manner, and containing such content as Sellers and Purchaser mutually determine; provided however, that the parties acknowledge that Purchaser will, in its reasonable discretion and in consultation with its counsel, provide public notice as and when appropriate to satisfy its obligations under SEC regulations and otherwise communicate material matters to its investors.

13.8 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, and other professionals incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. All costs and obligations incurred upon a change of control of Sellers will be borne by the Sellers.

13.9 Third Parties. Nothing in this Agreement, whether express or implied, shall confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assignees, nor shall any provision in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

13.10 Time of the Essence. Time is of the essence in all dates and time periods set forth or referred to in this Agreement.

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13.11 Construction. The headings used in this Agreement are for convenience of reference only and are not a part of this Agreement and do not in any way control, define, limit, or add to the terms and conditions hereof. In the construction of this Agreement, the singular shall include the plural and the plural, the singular, unless the context otherwise requires. Further, the use of the masculine, feminine and/or neuter gender shall include each other gender where applicable.

13.12 Counterparts; Electronic Signatures; Effectiveness of this Agreement.

13.12.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.12.2 A manual signature on this Agreement or other documents to be delivered pursuant to this Agreement, or an image of which shall have been transmitted electronically, will constitute an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement or such other document for all purposes.

13.13 Remedies Cumulative. The rights and remedies of the parties are cumulative and not alternative.

13.14 Entire Agreement; Amendment; Waiver

13.14.1 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.

13.14.2 No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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13.15 Disclaimer; Non-Recourse. (A) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND, WITHOUT LIMITING THE GENERALITY OF SECTION 1.5, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE BUSINESS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE SELLERS TRANSACTION DOCUMENTS, PURCHASER WAIVES, RELEASES AND FOREVER DISCHARGES ALL CLAIMS AND RIGHTS OF ACTION, WHETHER AT LAW OR EQUITY, AGAINST SELLERS OR ITS AFFILIATES TO THE EXTENT ARISING WITH RESPECT TO THE BUSINESS OR RELATING TO THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING ANY CLAIMS OR RIGHTS OF ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OR ANY OTHER LAWS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY (I) CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, SPECULATIVE, EXEMPLARY, TREBLE DAMAGES OR DAMAGES FOR ANY LOST PROFITS OR BUSINESS, LOST BUSINESS OPPORTUNITY, DIMINUTION IN VALUE OR LOSS OF USE, (II) DAMAGES OR LOSSES BASED ON OR USING CALCULATION OF LOSS OF FUTURE REVENUE, INCOME OR PROFITS OR DIMINUTION OF VALUE OR (III) DAMAGES BASED ON A MULTIPLE OF EARNINGS OR OTHER METRIC OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT; PROVIDED, THAT, THE FOREGOING CLAUSES (I), (II) AND (III) SHALL NOT BE APPLICABLE TO THE EXTENT THAT ANY SUCH DAMAGES (INCLUDING, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS) ARE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF THIS AGREEMENT.

13.16 Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement or any agreement contemplated by this Agreement.

13.17 No Right of Set-Off. Except as set forth in this Agreement, Purchaser for itself and for its Affiliates, successors and assigns hereby unconditionally and, irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser or any of its respective Affiliates, successors and assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

PURCHASER:

MEDICAL TRANSCRIPTION BILLING, CORP.

By:	/s/ Stephen Snyder
Name:	Stephen Snyder
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.

SELLERS:

ORION HEALTHCORP, INC.		MEDICAL BILLING SERVICES, INC.

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

RAND MEDICAL BILLING, INC.		RMI PHYSICIAN SERVICES CORPORATION

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

WESTERN SKIES PRACTICE MANAGEMENT, INC.		PHYSICIANS PRACTICE PLUS HOLDINGS, LLC

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

PHYSICIANS PRACTICE PLUS LLC		NEMS ACQUISITION LLC

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]

NORTHEAST MEDICAL SOLUTIONS, LLC		NEMS WEST VIRGINIA, LLC

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

INTEGRATED PHYSICIAN SOLUTIONS, INC.		VEGA MEDICAL PROFESSIONALS, LLC

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

ALLEGIANCE CONSULTING ASSOCIATES, LLC		ALLEGIANCE BILLING & CONSULTING, LLC

By:	/s/ Timothy Dragelin	By:	/s/ Timothy Dragelin
Name:	Timothy Dragelin	Name:	Timothy Dragelin
Title:	Chief Restructuring Officer	Title:	Chief Restructuring Officer

[Signature Page to Asset Purchase Agreement]